As filed with the Securities and
                                              Exchange Commission on
                                              March 30, 2006
                                              An Exhibit List can be found on
                                              Page II-11.
                                              Registration No.


                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON D.C. 20549
                                _____________________________

                                          FORM SB-2

                                    REGISTRATION STATEMENT
                                             UNDER
                                  THE SECURITIES ACT OF 1933
                                  _____________________________

                                       GAMEZNFLIX, INC.
                        (Name of small business issuer in its charter)

     Nevada                           454111                   90-0224051
(State or other             (Primary Standard Industrial     (I.R.S. Employer
Jurisdiction of             Classification Code Number)    Identification No.)
Incorporation or
Organization)

                                    1535 Blackjack Road
                                 Franklin, Kentucky  42134
                                        270-598-0385
        (Address and telephone number of principal executive offices and principal place of business)

                            John Fleming, Chief Executive Officer
                                      GAMEZNFLIX, INC.
                                    1535 Blackjack Road
                                  Franklin, Kentucky  42134
                                         270-598-0385
                  (Name, address and telephone number of agent for service)

                                          Copies to:
                                    Gregory Sichenzia, Esq.
                                    Stephen M. Fleming, Esq.
                               Sichenzia Ross Friedman Ference LLP
                              1065 Avenue of the Americas, 21st Flr.
                                    New York, New York 10018
                                         (212) 930-9700
                                     (212) 930-9725 (fax)

                     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
         From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

                        CALCULATION OF REGISTRATION FEE

                      CALCULATION OF REGISTRATION FEE

Title of each     Amount to be    Proposed         Proposed       Amount of
  Class of        Registered(1)    Maximum         Maximum      Registration
Securities to                    Offering Price    Aggregate        Fee
Be Registered                      Per Share       Offering
                                                   Price

Common stock
issuable upon
conversion of
debentures
                 5,816,096,751(2)   $.01(3)      $58,160,967.51    $6,223.22

Common Stock
issuable upon
exercise of
warrants            20,339,100(4)   $1.09(5)     $22,169,619.00    $2,372.15

Total            5,836,435,851                                     $8,595.37

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of convertible debentures and the exercise of warrants held by the selling stockholder. In addition to the shares set forth in the table, the amount to be registered includes a good faith estimate of the number of shares issuable upon conversion of the debentures. The amount to be registered also includes shares of common stock issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. Should the conversion ratio of our convertible debentures result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Includes a good faith estimate of the shares underlying convertible debentures to account for market fluctuations.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on March 20, 2006, which was $.01 per share.

(4) Includes a good faith estimate of the shares underlying warrants exercisable at $1.09 per share to account for antidilution and price protection adjustments.

(5) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of $1.09.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

    PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED  MARCH 30, 2006

                               GAMEZNFLIX, INC.
                            5,836,435,851 SHARES OF
                                  COMMON STOCK

     This prospectus relates to the resale by the selling stockholder of up to 5,836,435,851 shares of our common stock, including up to 5,816,096,751 shares of common stock underlying convertible debentures and up to 20,339,100 issuable upon the exercise of common stock purchase warrants. The convertible debentures are convertible into the number of our shares of common stock equal to the dollar amount of the debentures being converted multiplied by 110, less the product of the conversion formula multiplied by 100 times the dollar amount of the debenture being converted, which is divided by the conversion formula. The conversion formula for the convertible debentures is the lesser of (i) $0.20, (ii) eighty two percent of the average of the thee lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or (iii) eighty two percent of the volume weighted average price on the trading day prior to the conversion. The warrant is exercisable into 20,339,100 shares of common stock for a period of three years at an exercise price of $1.09 per share. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder may be deemed an underwriter of the shares of common stock, which it is offering. We will pay the expenses of registering these shares.

     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin
Board under the symbol "GZFX". The last reported sales price per share of our common stock as reported by the Over-The-Counter
Bulletin Board on March 20, 2006, was $.01.

     Investing in these securities involves significant risks.   See "Risk
Factors" beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is _______, 2006.

     The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by GameZnFlix, Inc., with the Securities and Exchange Commission. The selling stockholder may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.


                                 Table Of Contents

Prospectus Summary                                                          3

Risk Factors                                                                5

Use of Proceeds                                                            12

Market for Common Equity and Related Stockholder Matters                   12

Management's Discussion and Analysis of Financial Condition
and Results of Operations                                                  13

Description of Business                                                    19

Description of Property                                                    23

Legal Proceedings                                                          23

Directors, Executive Officers, Promoters and Control Persons               24

Executive Compensation                                                     25

Certain Relationships and Related Transactions                             28

Changes In and Disagreements with Accountants on
Accounting and Financial Disclosure                                        28

Security Ownership of Certain Beneficial Owners and Management             30

Description of Securities Being Registered                                 31

Indemnification for Securities Act Liabilities                             31

Plan of Distribution                                                       31

Selling Stockholder                                                        34

Legal Matters                                                              36

Experts                                                                    36

Available Information                                                      36

Financial Statements                                                       37

                                   PROSPECTUS SUMMARY

     The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

                                   GAMEZNFLIX, INC.

     We are an on-line DVD and video game rental business dedicated to providing customers a quality rental experience through our website, www.gameznflix.com. Our service is an alternative to store based gaming rentals. We currently provide rental services to our subscribers, as well as the option to purchase new video game and DVD titles at a discounted price. We seek to provide our customers with a large selection of video game rental choices on a monthly subscription basis. Customers can sign-up via the web page to rent DVD and/or video games of their choice. The titles are then shipped to the customer via first class mail once they have made their selection(s). Active subscribers can retain the games or DVDs for an indefinite amount of time as long as they are active paying subscribers. Customers can exchange their selections at anytime by returning their game(s) or DVDs in the pre-addressed package provided. Since November 2004, when we commenced keeping track of our customer base, we have consistently maintained a monthly customer base of 3,800 customers.

     For the years ended December 31, 2005 and 2004, we generated revenue in the amount of $676,291 and $287,117, respectively, and a net loss of $4,239,532 and $9,717,301, respectively.

     Our monthly burn rate is $150,000. As of December 31, 2005, we had $5,902,395 in cash. Historically, we have satisfied our burn rate either through the use of cash on hand, cash generated from the convertible debentures issued to Golden Gate Investors, Inc., cash generated from sales of securities or the issuance of shares in consideration for services. Pursuant to the Golden Gate financing, we currently have 20,339,100 warrants outstanding that are exercisable at $1.09 per share and $203,391 in convertible debentures outstanding.

     Our principal offices are located at 1535 Blackjack Road, Franklin, Kentucky 42134, and our telephone number is 270-598-0385. We are a Nevada corporation.

The Offering

Common stock offered by selling stockholder    Up to 5,836,435,851 shares,
                                               including  up to 5,816,096,751
                                               shares of common stock
                                               underlying convertible
                                               debentures in the amount of
                                               $203,391 and up to 20,339,100
                                               issuable upon the exercise of
                                               common stock purchase warrants
                                               at an exercise price of $1.09
                                               per share, based on current
                                               market prices and assuming full
                                               conversion of the convertible
                                               debentures and the full
                                               exercise of the warrants
                                               (includes a good faith estimate
                                               of the shares underlying
                                               convertible debentures to
                                               account for price protection
                                               adjustments).
                                               This number represents 60.05%
                                               of our then current outstanding
                                               stock.

Common stock to be outstanding
after the offering                             Up to 7,703,157,540 shares
                                               assuming the full exercise of
                                               our warrants and conversion of
                                               our convertible debentures

Use of proceeds                                We will not receive any
                                               proceeds from the sale
                                               of the common stock.  However,
                                               we will receive up to
                                               $22,169,619 upon exercise of
                                               the warrants by the selling
                                               stockholder.  We expect to use
                                               the proceeds received from the
                                               exercise of the warrants, if
                                               any, for general working
                                               capital purposes. We received
                                               an aggregate of $203,392 in
                                               connection with the issuance of
                                               the convertible debenture to
                                               the selling stockholder.  We
                                               used the $203,391 for the
                                               general working capital
                                               purposes and the payment of
                                               professional fees.

Over-The-Counter Bulletin Board Symbol         GZFX

     The above information regarding common stock to be outstanding after the offering is based on 3,805,420,606 shares of common stock outstanding as of March 20, 2006 and assumes the subsequent conversion of our issued convertible debentures and exercise of warrants by our selling stockholder.

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. ("Golden Gate") on November 11, 2004 for the sale of (i) $150,000 in convertible debentures and (ii) warrants to buy 15,000,000 shares of our common stock. In January 2006, we entered into an amendment of the Securities Purchase Agreement with Golden Gate in which the debenture was increased to $300,000 and we issued an additional 15,000,000 warrants to purchase shares of common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants. The investors provided us with an aggregate of $300,000 as follows:

     - $100,000 was disbursed to us in November 2004;
     - $50,000 has been retained for services provided to our company by various professionals, which was disbursed upon effectiveness of the prior registration statement; and
     - $150,000 was disbursed in January 2006.

     As of March 20, 2005, $203,391 of the convertible debenture was still outstanding and 20,339,100 shares of common stock were still issuable upon exercise of the warrants.

     The debentures bear interest at 4 3/4%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the dollar amount of the debentures being converted multiplied by 110, less the product of the conversion formula multiplied by 100 times the dollar amount of the debenture being converted, which is divided by the conversion formula. The conversion formula for the convertible debentures is the lesser of (i) $0.20, (ii) eighty two percent of the average of the thee lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or
(iii) eighty two percent of the volume weighted average price on the trading day prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, in the event that our market price is less than $.005, we will have the option to prepay the debenture at 150% rather than have the debenture converted. If we elect to prepay the debenture, Golden Gate may withdraw its conversion notice. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder.

     The warrant is exercisable into 20,339,100 shares of common stock at an exercise price of $1.09 per share. As a result, if Golden Gate elects to convert a portion of the convertible debenture, it must also exercise a pro-rata portion of the warrant at the same time regardless of the fact that the warrant is exercisable at $1.09 per share and our market price as of March 20, 2006 is $.01.

     For example, if Golden Gate elects to convert $2,500 of the convertible debenture, this would result in the issuance of 47,659,408 shares of common stock based on a current conversion price of $0057. However, Golden Gate will not be entitled to convert the convertible debenture unless it also exercises the a pro rata portion of the warrant. In this situation, Golden Gate will be required to exercise approximately 248,137 warrants at an exercise price of $1.09 resulting in $270,469 in funding for our company.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common stock.

     In accordance with Emerging Issues Task Force No. 00-27, we have determined the value of the convertible debenture and the fair value of the detachable warrants issued in connection with this debt. The estimated value of the warrants of $44,870 was determined using the Black-Scholes option pricing model under the following assumptions:

     - life of 1 year;
     - risk free interest rate of 3.5%;
     - a dividend yield of 0%; and
     - volatility of 207%.

     The face amount of the debt of $150,000 initially incurred was proportionately allocated to the convertible debt and the warrants in the amounts of $105,130 and $44,870, respectively. The value of the note was then allocated between the debt and the beneficial conversion feature, which attributed to $27,333 and $77,797, respectively. The combined total discount is $122,667, which is being amortized and treated as financing cost over the term of the convertible debt using the effective interest method. For the years ended December 31, 2005 and 2004, we amortized a total of $66,126 and $5,602, respectively.

     See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the convertible debentures.

                              RISK FACTORS

     This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

     We have a history of losses which may continue, requiring us to seek additional sources of capital which may not be available, requiring us to curtail or cease operations.

     We incurred net losses of $4,239,532 for the year ended December 31, 2005 and $9,717,301 for the year ended December 31, 2004. Our monthly burn rate is approximately $150,000 per month and, accordingly, we will need to raise approximately $1,800,000 over the next 12 months in order to sustain our current operations. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. We will continue to incur losses until we are able to establish significant rentals of our DVDs and games over the Internet. Our possible success is dependent upon the successful development and marketing of our web site and products, as to which there is no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations. In addition, we will require additional funds to sustain and expand our sales and marketing activities, particularly if a well-financed competitor emerges. Based on our current cash reserves and our current funding arrangement with Golden Gate, upon the effectiveness of this prospectus, which will allow Golden Gate to convert its convertible debenture and exercise its warrants and, in turn, provide us with funding, we do not anticipate that we will require additional funds to continue our operations for the next twelve months. In the event that our financing arrangement with Golden Gate is terminated or if we need additional financing, there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

     If our efforts to attract subscribers are not successful, our revenues will be affected adversely.

     We must continue to attract and retain subscribers. Since November 2004, when we commenced keeping track of our customer base, we have consistently maintained a monthly customer base of 3,800 customers.
We typically retain approximately 45% of our new customers from the trial to membership phase. We typically retain approximately 72 % of our customers after one month of membership, 92% after two months of membership and 97% after three months of membership. Thereafter, we
lose approximately 3% to 3.5% each month of our new customers.   To
succeed, we must continue to attract a number of subscribers who have traditionally used video and game retailers, video and game rental outlets, cable channels, such as HBO and Showtime and pay-per-view.
Our ability to attract and retain subscribers will depend in part on our ability to consistently provide our subscribers a high quality experience for selecting, viewing or playing, receiving and returning titles. If consumers do not perceive our service offering to be of quality, or if we introduce new services that are not favorably received by them, we may not be able to attract or retain subscribers. If our efforts to satisfy our existing subscribers are not successful, we may not be able to attract new subscribers, and as a result, our revenues will be affected adversely.

If we experience excessive rates of subscriber churn, our revenues and business will be harmed.

     We must minimize the rate of loss of existing subscribers while adding new subscribers. We typically retain approximately 45% of our new customers from the trial to membership phase. We typically retain approximately 72% of our customers after one month of membership, 92% after two months of membership and 97% after three months of membership. Thereafter, we lose approximately 3% to 3.5% each month of our new customers. Subscribers cancel their subscription to our service for many reasons, including a perception that they do not use the service sufficiently, delivery takes too long, the service is a poor value and customer service issues are not satisfactorily resolved. We must continually add new subscribers both to replace subscribers who cancel and to grow our business beyond our current subscriber base. If too many of our subscribers cancel our service, or if we are unable to attract new subscribers in numbers sufficient to grow our business, our operating results will be adversely affected. Further, if excessive numbers of subscribers cancel our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate to replace these subscribers with new subscribers.

If we are unable to offset increased demand for DVDs or games with increased subscriber retention or operating margins, our operating results may be affected adversely.

     Subscribers to our service can view as many titles and/or play games as they want every month and, depending on the service plan, may have out between three and eight titles at a time. With our use of two shipping centers and the associated software and procedural upgrades, we have reduced the transit time of DVDs and games. As a result, our subscribers have been able to exchange more titles each month, which has increased our operating costs. As we establish additional shipping centers or further refine our distribution process, we may see a continued increase in usage by our subscribers. If our subscriber retention does not increase or our operating margins do not improve to an extent necessary to offset the effect of increased operating costs, our operating results will be adversely affected.

     In addition, subscriber demand for titles may increase for a variety of other reasons beyond our control, including promotion by studios and seasonal variations in movie watching. Our subscriber growth and retention may be affected adversely if we attempt to increase our monthly subscription fees to offset any increased costs of acquiring or delivering titles and games.

If our subscribers select titles that are more expensive for us to acquire and deliver more frequently, our expenses will increase.

     Certain titles cost us more to acquire depending on the source from whom they are acquired and the terms on which they are acquired. If subscribers select these titles more often on a proportional basis compared to all titles selected and other DVD or game acquisition expenses could increase, and our gross margins could be adversely affected.

     Any significant disruption in service on our Web site or in our computer systems could result in a loss of subscribers.

     Subscribers and potential subscribers access our service through our Web site, where the title selection process is integrated with our delivery processing systems and software. Our reputation and ability to attract, retain and serve our subscribers is dependent upon the reliable performance of our Web site, network infrastructure and fulfillment processes. Interruptions in these systems could make our Web site unavailable and hinder our ability to fulfill selections. Service interruptions or the unavailability of our Web site could diminish the overall attractiveness of our subscription service to existing and potential subscribers.

     Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Any attempts by hackers to disrupt our Web site service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation. We do not have an insurance policy that covers expenses related to direct attacks on our Web site or internal systems. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Any significant disruption to our Web site or internal computer systems could result in a loss of subscribers and adversely affect our business and results of operations.

     Our servers utilize a number of techniques to track, deter and thwart attacks from computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data.
We currently use both hardware and software to secure our systems, network and, most importantly, our data from these attacks. This includes several layers of security in place for our protection and that of our member's data. We also have procedures in place to ensure that the latest security patches and software are running on our servers - thus maintaining another level of security.

If government regulation of the Internet or other areas of our business changes or if consumer attitudes toward use of the Internet change, we may need to change the manner in which we conduct our business, or incur greater operating expenses.

     The adoption or modification of laws or regulations relating to the Internet or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

     The manner in which Internet and other legislation may be interpreted and enforced cannot be precisely determined and may subject either us or our customers to potential liability, which in turn could have an adverse effect on our business, results of operations and financial condition. The adoption of any laws or regulations that adversely affect the popularity or growth in use of the Internet could decrease the demand for our subscription service and increase our cost of doing business.

     In addition, if consumer attitudes toward use of the Internet change, consumers may become unwilling to select their entertainment online or otherwise provide us with information necessary for them to become subscribers. Further, we may not be able to effectively market our services online to users of the Internet. If we are unable to interact with consumers because of changes in their attitude toward use of the Internet, our subscriber acquisition and retention may be affected adversely.

If our efforts to build strong brand identity and improve subscriber satisfaction and loyalty are not successful, we may not be able to attract or retain subscribers, and our operating results will be affected adversely.

     The GameZnFlix brand is young, and we must continue to build strong brand identity. To succeed, we must continue to attract and retain a number of owners of DVD and video game players who have traditionally relied on store-based rental outlets and persuade them to subscribe to our service through our Web site. We may be required to incur significantly higher advertising and promotional expenditures than we currently anticipate to attract numbers of new subscribers. We believe that the importance of brand loyalty will increase with a proliferation of DVD and game subscription services and other means of distributing titles. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract and retain subscribers will be affected adversely.

     If we are unable to manage the mix of subscriber acquisition sources, our subscriber levels may be affected adversely and our marketing expenses may increase.

     We utilize a mix of incentive-based and fixed-cost marketing programs to promote our service to potential new subscribers. We obtain a portion of our new subscribers through our online marketing efforts, including third party banner ads, direct links and our active affiliate program. While we opportunistically adjust our mix of incentive-based and fixed-cost marketing programs, we attempt to manage the marketing expenses to come within a prescribed range of acquisition cost per subscriber. To date, we have been able to manage our acquisition cost per subscriber; however, if we are unable to maintain or replace our sources of subscribers with similarly effective sources, or if the cost of our existing sources increases, our subscriber levels may be affected adversely and our cost of marketing may increase.

If we are unable to continue using our current marketing channels, our ability to attract new subscribers may be affected adversely.

     We may not be able to continue to support the marketing of our service by current means if such activities are no longer available to us or are adverse to our business. In addition, we may be foreclosed from certain channels due to competitive reasons. If companies that currently promote our service decide to enter our business or a similar business, we may no longer be given access to such channels. If the available marketing channels are curtailed, our ability to attract new subscribers may be affected adversely.

If we are unable to compete effectively, our business will be affected adversely.

     The market for in-home filmed entertainment and gaming products is intensely competitive and subject to rapid change. Many consumers maintain simultaneous relationships with multiple in-home entertainment providers and can easily shift spending from one provider to another. For example, consumers may subscribe to HBO, rent a DVD or game from Blockbuster, buy a DVD or game from Wal-Mart and subscribe to our service, or some combination thereof, all in the same month. Competitors may be able to launch new businesses at relatively low cost. DVDs and game rentals represent only one of many existing and potential new technologies for viewing filmed entertainment or playing games. If we are unable to successfully compete with current and new competitors and technologies, we may not be able to achieve adequate market share, increase our revenues or maintain profitability. Our principal competitors include, or could include:

- video and game rental outlets, such as Blockbuster and Hollywood
  Entertainment;

- movie and game retail stores, such as Best Buy, Wal-Mart and Amazon.com;

- Subscription entertainment services, such as HBO and Showtime;

- pay-per-view services;

- online DVD and game sites, such as FilmCaddy.com and Walmart.com;

- Internet movie providers, such as Movielink, CinemaNow.com and MovieFlix;

- cable providers, such as AOL Time Warner and Comcast; and

- direct broadcast satellite providers, such as DIRECTV and Echostar.

     Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Some of our competitors have adopted, and may continue to adopt, aggressive pricing policies and devote substantially more resources to marketing and Web site and systems development than we do. The rapid growth of our online entertainment subscription business since our inception may attract direct competition from larger companies with significantly greater financial resources and national brand recognition. In 2003, Wal-Mart's online affiliate Walmart.com launched an online DVD subscription service, Wal-Mart DVD Rentals. Likewise, Blockbuster acquired an online DVD subscription service, FilmCaddy.com. We also compete with Netflix.com, an online DVD rental service. Increased competition may result in reduced operating margins, loss of market share and reduced revenues. In addition, our competitors may form or extend strategic alliances with studios and distributors that could adversely affect our ability to obtain titles on favorable terms.

If we experience delivery problems or if our subscribers or potential subscribers lose confidence in the U.S. mail system, we could lose subscribers, which could adversely affect our operating results.

We rely exclusively on the U.S. Postal Service to deliver DVDs and games from our shipping centers and to return DVDs and games to us from our subscribers. We are subject to risks associated with using the public mail system to meet our shipping needs, including delays caused by bioterrorism, potential labor activism and inclement weather. Our DVDs and games are also subject to risks of breakage during delivery and handling by the U.S. Postal Service. The risk of breakage is also impacted by the materials and methods used to replicate our DVDs and games. If the entities replicating our DVDs and games use materials and methods more likely to break during delivery and handling or we fail to timely deliver DVDs and games to our subscribers, our subscribers could become dissatisfied and cancel our service, which could adversely affect our operating results. In addition, increased breakage rates for our DVDs and games will increase our cost of acquiring titles.

If we are required to incur expenditures as a result of indemnification of our directors, officers or employees for any reason our net income will decrease as a result of increase expenses.

     Our articles of incorporation include provisions to the effect that we may indemnify any director, officer, or employee. In addition, provisions of Nevada law provide for such indemnification. Any indemnification of directors, officer, or employees, could result in substantial expenditures being made by our company in covering any liability of such persons or in indemnifying them.

Risks Relating to Our Current Financing Arrangement:

     There are a large number of shares underlying our convertible debentures, and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

     As of March 20, 2006, we had 3,805,420,606 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 3,877,397,834 shares of common stock at current market prices, and outstanding warrants to purchase
20,339,1000 shares of common stock.    In addition, the number of
shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The continuously adjustable conversion price feature of our convertible debentures could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

     Our obligation to issue shares upon conversion of our convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of March 20, 2006 of $0.007.



                                 Effective                 Number                   % of
% Below          Price Per       Conversion               of Shares               Outstanding
 Market            Share           Price                  Issuable                 Stock
25%              $.0053          $.0042                    5,306,568,043           58.24%
50%              $.0035          $.0028                    7,970,021,614           67.68%
75%              $.0018          $.0014                   15,960,382,329           80.75%



     As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The continuously adjustable conversion price feature of our convertible debentures may encourage investors to make short sales in our common stock, which could have a depressive effect on the price of our common stock.

     Golden Gate is contractually required to exercise its warrants and convert it convertible debenture on a concurrent basis. The issuance of shares in connection with the exercise of the warrants and conversion of the convertible debentures results in the issuance of shares at an effective 18% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The issuance of shares upon conversion of the convertible debentures and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

     The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert its convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 9.9% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

If we are unable to issue shares of common stock upon conversion of the convertible debenture as a result of our inability to increase our authorized shares of common stock or as a result of any other reason, we are required to pay penalties to Golden Gate, redeem the convertible debenture at 130% and/or compensate Golden Gate for any buy-in that it is required to make.

     If we are unable to issue shares of common stock upon conversion of the convertible debenture as a result of our inability to increase our authorized shares of common stock or as a result of any other reason, we are required to:

     - pay late payments to Golden Gate for late issuance of common stock upon conversion of the convertible debenture, in the amount of $100 per business day after the delivery date for each $10,000 of convertible debenture principal amount being converted or redeemed.

     - in the event we are prohibited from issuing common stock, or fail to timely deliver common stock on a delivery date, or upon the occurrence of an event of default, then at the election of Golden Gate, we must pay to Golden Gate a sum of money determined by multiplying up to the outstanding principal amount of the convertible debenture designated by Golden Gate by 130%, together with accrued but unpaid interest thereon

     - if ten days after the date we are required to deliver common stock to Golden Gate pursuant to a conversion, Golden Gate purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by Golden Gate of the common stock which it anticipated receiving upon such conversion (a "Buy-In"), then we are required to pay in cash to Golden Gate the amount by which its total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds the aggregate principal and/or interest amount of the convertible debenture for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full.

     In the event that we are required to pay penalties to Golden Gate or redeem the convertible debentures held by Golden Gate, we may be required to curtail or cease our operations.

If we are required for any reason to repay our outstanding convertible debentures, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the convertible debentures, if required, could result in legal action against us, which could require the sale of substantial assets.

     In November 2004, we entered into a Securities Purchase Agreement for the sale of an aggregate of $150,000 principal amount of convertible debentures, which are presently outstanding. The convertible debentures are due and payable, with 4 _% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default could require the early repayment of the convertible debentures at a price equal to 125% of the amount due under the debentures. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Risks Relating to Our Common Stock:

If We Fail to Remain Current on Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

     Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes
Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     - that a broker or dealer approve a person's account for transactions in penny stocks; and

     - the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     - obtain financial information and investment experience objectives of the person; and

     - make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     - sets forth the basis on which the broker or dealer made the suitability determination; and

     - that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants in the amount up to $22,169,619 and we received an aggregate of $300,000 in connection with the issuance of the convertible debenture to the selling stockholder. We have used the $300,000 for the general working capital purposes and the payment of professional fees. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

          MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is quoted on the OTC Bulletin Board under the symbol "GZFX". Our common stock began trading on the Over the Counter
Bulletin Board under the symbol "SYCD". With the change in our name to "Point Group Holdings, Incorporated", the symbol changed to "PGHI" on December 13, 2002. The symbol was changed to "GZFX" effective on February 6, 2004 with the change in our name to "GameZnFlix, Inc."
For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Quarter Ended                              High ($)           Low ($)

March 31, 2006*                                .01               .001
December 31, 2005                              .02               .002
September 30, 2005                             .01              .0002
June 30, 2005                                  .01                .01
March 31, 2005                                 .14                .01
December 31, 2004                              .04                .01
September 30, 2004                             .11                .01
June 30, 2004                                  .17                .01
March 31, 2004                                 .18                .01
December 31, 2003                             .004               .043
September 30, 2003                            .007               .001
June 30, 2003                                  .01              .0001
March 31, 2003                                .004              .0001
*Through March 22, 2006

     In February 2004, we were approved to trade shares on the Third Market Segment of the Berlin Stock Exchange under the trading symbol of "PQJ.BE. We were also approved to trade shares on the Third Market Segment of the Frankfurt Stock Exchange under the trading symbol of "PQJ.FSE".

     For the periods indicated, the following table sets forth the high and low bid prices per share of common stock on the Third Market
Segment of the Berlin Stock Exchange expressed in Euros.

Quarter Ended                              High ($)           Low ($)

March 31, 2006*                                .02              .0025
December 31, 2005                              .02              .0025
September 30, 2005                           .0125                .01
June 30, 2005                                  .01                .01
March 31, 2005                                 .02                .01
December 31, 2004                              .02                .01
September 30, 2004                             .08                .02
June 30, 2004                                  .13                .08
March 31, 2004                                 .11                .10
*Through March 22, 2006

     For the periods indicated, the following table sets forth the high and low bid prices per share of common stock on the Third Market
Segment of the Frankfurt Stock Exchange expressed in Euros.

Quarter Ended                              High ($)           Low ($)

March 31, 2006*                                .02              .0025
December 31, 2005                              .02              .0025
September 30, 2005                           .0125                .01
June 30, 2005                                  .01                .01
March 31, 2005                                 .02                .01
December 31, 2004                              .02                .01
September 30, 2004                             .08                .01
June 30, 2004                                  .13                .07
March 31, 2004                                 .10                .08
*Through March 22, 2006

                                   HOLDERS

     As of March 22, 2006, we had approximately 300 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Interwest Transfer Company, Inc., 1981 East Murray Holiday Road, Salt Lake City, Utah 84117.

     We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS

     Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

     - discuss our future expectations;

     - contain projections of our future results of operations or of our financial condition; and

     - state other "forward-looking" information.

     We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors,"
"Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

     Our company, through our website www.gameznflix.com, is an on-line video game and DVD movie rental business dedicated to providing subscribers a quality rental experience. We offer subscribers a reliable, web-based alternative to traditional store-based DVD and video game rentals on a national scale. Our standard subscription plan of $17.25 per month allows subscribers to have up to three DVD and video game titles out at the same time with no due dates, late fees or shipping charges. Subscribers select titles at our website which are then sent via U.S mail with a prepaid return mailer. Our service is an alternative to store-based video game rentals as we offer a high level of customer service, quality titles, and superior product availability.

     In March 2004, we launched our website, http://www.gameznflix.com. However, we did not fully commence our operations in the online DVD and video game rental until September 2004. In conjunction with the website launch, we also launched a national television ad campaign designed to create awareness among our target consumers and to generate traffic to the website. Since November 2004, when we commenced tracking the number of our customers, we have historically had approximately 3,800 active customers.

     We believe that our planned growth and profitability will depend in large part on our ability to promote our services, gain subscribers and expand our relationship with current subscribers. Accordingly, we intends to focus our attention and investment of resources in marketing, strategic partnerships and development of our subscriber base. If we are not successful in promoting our services and expanding our subscriber base, this may have a material adverse effect on our financial condition and the ability to continue to operate the business.

Results of Operations - Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

     We reported revenues of $676,291 and $287,117 for the years ended December 31, 2005 and 2004, an increase of $389,174 or approximately 135%. Revenues were primarily derived from monthly subscription fees. Revenues increased in 2005 compared to 2004 primarily due to a full year of operations compared to three months of operations in 2004. During the course of 2005 our subscriber base averaged approximately 3,000 subscribers per month. We continue to focus on growing our subscriber base through marketing and affiliate partnership programs whereby a referral fee is paid for each new subscriber signed. Since our DVD and video games rental activities are limited, we are unable to provide any meaningful churn figures. Churn is a monthly measure defined as customer cancellations in the quarter divided by the sum of beginning subscribers and gross subscriber additions, then divided by three months. Customer cancellations in the quarter include cancellations from gross subscriber additions, which is included in the gross subscriber additions in the denominator. Once we have more operational activity history, management will use churn as a measure to evaluate whether we are obtaining new subscribers while retaining our existing subscribers in accordance to our business plans.

Net Loss

     We reported a net loss of $4,239,532 and $9,717,301 for the years ended December 31, 2005 and 2004, a decrease of $5,477,769 or approximately 56%, as result of the foregoing factors mentioned below. We anticipate having a recurring net loss for the initial six to eight months in 2006.

Cost of Revenues

     We reported cost of revenues of $434,155 and $188,415 for the years ended December 31, 2005 and 2004, an increase of $245,740 or approximately 130%. Cost of revenues increased in 2005 compared to 2004 primarily due to a full year of operations compared to three months of operations in 2004. The cost of revenues in 2005, primarily were attributable to shipping materials, fulfillment expenses and mail delivery. We anticipate these three expenses to continue to comprise a significant portion of our overall cost of revenues. In October 2005, we changed our USPS mailer to better make use of the first class mail rates and have overall reduced our postage costs.

Advertising

     We reported advertising expenses of $379,268 and $3,044,100 for the years ended December 31, 2005 and 2004, a decrease of $2,664,832 or approximately 87%. Such advertising consisted of online marketing, relationship(s) with retailers and direct marketing. Advertising costs decreased in 2005 as result of limited availability of resources for these purposes during 2005. However, we believe advertising expenses will increase by at least 150% in 2006 from 2005 levels.

Selling, General and Administrative Expenses

     We reported selling, general and administrative expenses of $1,923,999 and $2,137,428 for the years ended December 31, 2005 and 2004, a decrease of $213,429 or approximately 10%. Selling, general and administrative expenses were comprised primarily of related payroll expenses and contract services. These expenses decreased in 2005 compared to 2004 primarily due to reduced contract services that were replaced our employees hired during the last quarter of 2005. We believe selling, general and administrative expenses will increase in 2006 as result of increasing payroll expenses.

Consulting and Professional Fees

     We reported consulting and professional fees of $1,188,335 and $4,353,911 for the years ended December 31, 2005 and 2004, a decrease of $3,165,576 or approximately 73%. Decrease in consulting and professional fees in 2005 compared to 2004 was primarily a result of business consultants hired in 2004 to develop our business model.

Operating Activities

     The net cash used in operating activities was $2,973,762 for the year ended December 31, 2005 compared to $2,294,760 for the year ended
December 31, 2004, an increase of $679,002 or approximately 30%. This increase is attributed to many changes from year to year, including an increase in depreciation and amortization.

Investing Activities

     Net cash used in investing activities was $1,470,021 for the year ended December 31, 2005 compared to $1,000,554 for the year ended December 31, 2004, an increase of $469,467 or approximately 47%. This increase is attributed to an increase in the purchase of DVD's and games library.

Liquidity and Capital Resources

     As of December 31, 2005, we had total current assets of $6,210,917 and total current liabilities of $462,332, resulting in a working capital surplus of $5,748,585. As of that date, we had cash of $5,902,395. Our cash flow from financing activities for the year ended December 31, 2005 resulted in a surplus of $10,282,882.
Overall, our cash flows for the year ended December 31, 2005 netted a surplus of $5,839,099. Our current cash balance will be sufficient to fund our operations for the next twenty months. However, we will continue to raise capital through either debt or equity instruments that will allow us the resources to increase our library content, distribution infrastructure and technology.

     We have $3,187,500 in stock subscriptions receivable that we believe we will be able to collect in the next twelve months.

Financing activities for 2004 and 2005 were as follows:

     - we commenced a private placement on November 29, 2003 and sold 17,545,979 shares of common stock from that date to September 1, 2004 for a total consideration of approximately $619,000.

     - we commenced a private placement on September 24, 2004 and sold 1,443,990 shares of common stock from that date to October 31, 2004 for a total consideration of approximately $22,000.

     - From February 18, 2004 to August 31, 2004, options covering approximately 67,042,000 shares of common stock were exercised (average of $0.041 per share) into free trading stock under our Stock Incentive Plan, resulting in proceeds to us of approximately $2,764,000.

     - During 2005, options covering 540,000,000 shares of common stock were exercised (average of $0.006 per share) into free trading stock under Stock Incentive Plan, resulting in proceeds to us of approximately $2,845,000.

     If funding is insufficient at any time in the future, we may not be able to take advantage of business opportunities or respond to competitive pressures, or may be required to reduce the scope of our planned product development and marketing efforts, any of which could have a negative impact on our business and operating results. In addition, insufficient funding may have a material adverse effect on our financial condition, which could require us to:

     - curtail operations significantly;

     - sell significant assets;

     - seek arrangements with strategic partners or other parties that may require the company to relinquish significant rights to products, technologies or markets; or

     - explore other strategic alternatives including a merger or sale of our company.

     To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations. Regardless of whether our cash assets prove to be inadequate to meet our operational needs, we may seek to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to existing shareholders.

     We have been successful in obtaining the required cash resources through private placements, convertible debentures and notes payable to service our company through to the end of 2005. Based on current cash reserves, we will be able to satisfy our capital requirement for one month. However, several employees and consultants have been exercising options for cash, which has provided interim funding for our company. Upon effectiveness of this registration statement, we expect to satisfy our capital requirements through funds received in connection with the exercise of warrants by Golden Gate.

     In addition to the above, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. ("Golden Gate") on November 11, 2004 for the sale of (i) $150,000 in convertible debentures and (ii) warrants to buy 15,000,000 shares of our common stock. In January 2006, we entered into an amendment of the Securities Purchase Agreement with Golden Gate in which the debenture was increased to $300,000 and we issued an additional 15,000,000 warrants to purchase shares of common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants. The investors provided us with an aggregate of $300,000 as follows:

     - $100,000 was disbursed to us in November 2004;

     - $50,000 has been retained for services provided to our company by various professionals, which was disbursed upon effectiveness of the prior registration statement; and

     - $150,000 was disbursed in January 2006.

     As of March 20, 2005, $203,391 of the convertible debenture was still outstanding and 20,339,100 shares of common stock were still issuable upon exercise of the warrants.

     The debentures bear interest at 4 3/4%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the dollar amount of the debentures being converted multiplied by 110, less the product of the conversion formula multiplied by 100 times the dollar amount of the debenture being converted, which is divided by the conversion formula. The conversion formula for the convertible debentures is the lesser of (i) $0.20, (ii) eighty two percent of the average of the thee lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or
(iii) eighty two percent of the volume weighted average price on the trading day prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, in the event that our market price is less than $.005, we will have the option to prepay the debenture at 150% rather than have the debenture converted. If we elect to prepay the debenture, Golden Gate may withdraw its conversion notice. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder.

     The warrant is exercisable into 20,339,100 shares of common stock at an exercise price of $1.09 per share. As a result, if Golden Gate elects to convert a portion of the convertible debenture, it must also exercise a pro-rata portion of the warrant at the same time regardless of the fact that the warrant is exercisable at $1.09 per share and our market price as of March 20, 2006 is $.01.

     For example, if Golden Gate elects to convert $2,500 of the convertible debenture, this would result in the issuance of 47,659,408 shares of common stock based on a current conversion price of $0057. However, Golden Gate will not be entitled to convert the convertible debenture unless it also exercises the a pro rata portion of the warrant. In this situation, Golden Gate will be required to exercise approximately 248,137 warrants at an exercise price of $1.09 resulting in $270,469 in funding for our company.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common stock.

     In accordance with Emerging Issues Task Force No. 00-27, we have determined the value of the convertible debenture and the fair value of the detachable warrants issued in connection with this debt. The estimated value of the warrants of $44,870 was determined using the Black-Scholes option pricing model under the following assumptions:

     - life of 1 year;
     - risk free interest rate of 3.5%;
     - a dividend yield of 0%; and
     - volatility of 207%.

     The face amount of the debt of $150,000 initially incurred was proportionately allocated to the convertible debt and the warrants in the amounts of $105,130 and $44,870, respectively. The value of the note was then allocated between the debt and the beneficial conversion feature, which attributed to $27,333 and $77,797, respectively. The combined total discount is $122,667, which is being amortized and treated as financing cost over the term of the convertible debt using the effective interest method. For the years ended December 31, 2005 and 2004, we amortized a total of $66,126 and $5,602, respectively.

Inflation

     The impact of inflation on our costs and the ability to pass on cost increases to its customers over time is dependent upon market conditions. We are not aware of any inflationary pressures that have had any significant impact on our operations over the past quarter, and we do not anticipate that inflationary factors will have a significant impact on future operations.

Off-Balance Sheet Arrangements

     We do not maintain off-balance sheet arrangements nor does it participate in non-exchange traded contracts requiring fair value accounting treatment.

Other

     We do not provide post-retirement or post-employment benefits requiring charges under Statements of Financial Accounting Standards No. 106 and No. 112.

Critical Accounting Policies

     The SEC has issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggesting companies provide additional disclosure and commentary on their most critical accounting policies. In FRR 60, the SEC has defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain.
Based on this definition, the Registrant's most critical accounting policies include: (a) use of estimates in the preparation of financial statements; (b) non-cash compensation valuation; (c) revenue recognition; and (d) impairment of long-lived assets. The methods, estimates and judgments the Registrant uses in applying these most critical accounting policies have a significant impact on the results the Registrant reports in its financial statements.

Use of Estimates in the Preparation of Financial Statements

     The preparation of these financial statements requires our company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to revenue recognition and concentration of credit risk. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

DVD's and Video Games Library

     As of December 2005, we purchased over $2,000,000 of inventory and makes available 40,000 DVD and video game titles. We acquire DVD's and video games from distributors through a direct purchase agreement. Such purchases are recorded at the historical cost. We depreciate our DVD's and video games library on a straight- line basis over a twelve-month period. We currently have not assigned a salvage value since it is our intention to not sell our library. In the event that we do sell a portion of our library as result of slow moving title rentals, we will re-evaluate our policy of depreciation in relation to the salvage value.

Revenue Recognition and Cost of Revenue

     Subscription revenues are recognized ratably during each subscriber's monthly subscription period. Refunds to subscribers are recorded as a reduction of revenues. Revenues from sales of DVD's and video games are recorded upon shipment.

     Cost of subscription revenues consists of fulfillment expenses, and postage and packaging expenses related to DVD's and video games provided to paying subscribers. Revenue sharing expenses are recorded as DVD's subject to revenue sharing agreements are shipped to subscribers. Cost of DVD sales include the net book value of the DVD's sold and, where applicable, a contractually specified percentage of the sales value for the DVD's that are subject to revenue share agreements.

Non-Cash Compensation Valuation

     We intend to issue shares of common stock to various individuals and entities for management, legal, consulting and marketing services.
These issuances will be valued at the fair market value of the services provided and the number of shares issued is determined, based upon the open market closing price of common stock as of the date of each respective transaction. These transactions will be reflected as a component of selling, general and administrative expenses in our statement of operations.

                                  BUSINESS

Business Development

     We were formed in Delaware in June 1997 under the name SyCo
Comics and Distribution Inc., which was the successor to a limited partnership named SyCo Comics and Distribution formed under the laws of the Commonwealth of Virginia on January 15, 1997 by Sy Robert
Picon and William Spears, the co-founders and principal shareholders of our company.  On February 17, 1999, SyCo Comics and Distribution
Inc. changed its name to Syconet.com, Inc.  With the filing of
Articles of Merger with the Nevada Secretary of State on April 12,
2002, we were redomiciled from Delaware to Nevada and our authorized number of shares of common stock was increased to 500,000,000. On November 21, 2002, we amended our articles of incorporation changing our name to Point Group Holdings, Incorporated. On March 5, 2003, we amended our articles of incorporation so that an increase in our authorized capital stock can be approved by the board of directors without shareholder consent and a decrease in our issued and outstanding common stock (a reverse split) can be approved by the board of directors without shareholder consent. On July 11, 2003, we amended our articles of incorporation to increase our authorized
common stock to 900,000,000.    On January 26, 2004, the name of our
company was changed to "GameZnFlix, Inc" by the filing of amended articles of incorporation. On December 16, 2004, we amended our articles of incorporation to increase the number of authorized common shares to 2,000,000,000. In July 2005, we amended our articles of incorporation to increase our authorized common stock to 4,000,000,000. In March 2006, we amended our articles of incorporation to increase our authorized common stock to 25,000,000,000.

     During the period of July 2002 to September 2002, we acquired two companies, AmCorp Group, Inc., a Nevada Corporation, and Naturally Safe Technologies, Inc. also a Nevada corporation, which are currently not operating. Amcorp provided services to companies that desired to be listed on the OTCBB and Naturally Safe held patents on a product that assisted Christmas trees in retaining water. During the fiscal year ended December 31, 2002, Amcorp generated 26% of our total revenues and Naturally Safe generated approximately 74% of our revenues. During the fiscal year ended December 31, 2003, Amcorp generated 2% of our total revenues and Naturally Safe generated approximately 88% of our revenues. In May 2003, we ceased operation of Prima International, LLC, a wholly owned subsidiary of Naturally Safe.

     During the period of July 2002 to September 2002, we acquired two companies, AmCorp Group, Inc., a Nevada Corporation, and Naturally Safe Technologies, Inc. also a Nevada corporation. Currently, Naturally Safe is current with its incorporation with the State of Nevada, but does not have any business operations. In February 2005, AmCorp amended its articles of incorporation, changing its name to GameZnFlix Racing and Merchandising, Inc. AmCorp provided services to companies that desired to be listed on the OTCBB and Naturally Safe held patents on a product that assisted Christmas trees in retaining water. During the fiscal year ended December 31, 2002, AmCorp generated 26% of our total revenues and Naturally Safe generated approximately 74% of our revenues. During the fiscal year ended December 31, 2003, AmCorp generated 2% of our total revenues and Naturally Safe generated approximately 88% of our revenues. In May 2003, we ceased operation of Prima International, LLC, a wholly subsidiary of Naturally Safe. In September 2003, we acquired Veegeez.com, LLC, a California limited liability company.

Our Business

     Veegeez.com provided its subscribers with access to its video game library. In March 2004, we launched our website, http://www.gameznflix.com. However, we did not fully commence our operations in the online DVD and video game rental until September 2004 In May 2004, the veegeez web site ceased operations and all traffic has been directed to the www.gameznflix.com web site.

     We currently provide subscribers with access to a comprehensive library of Xbox, Playstation 2, Playstation, and Nintendo Gamecube titles and DVDs. We believe our service is an alternative to store based gaming rentals and that we offer a high level of customer service, quality titles and product availability. The subscription plans allow subscribers to have three to eight titles out at the same time with no due dates, shipping charges or late fees for $8.99 per month to $16.99 per month and an $249.00 annual membership. Subscribers can enjoy as many titles as they wish during their subscription time. Games and DVDs are selected on our website www.gameznflix.com via the queue system. The games and DVDs are shipped by first-class mail and can be returned to us at their convenience using the enclosed prepaid mailer. When a game and DVD has been returned, the subscriber's next available selection is mailed to them.

     Our management believes that we are in a good position to take advantage of the following market conditions:

     - start-up opportunities exist in the on-line video game rental business;

     - the need for use of efficient distribution and financial methods;

     - under-served market that has growth opportunity;

     - existing video game rental companies' uneven track record in providing customer service.

     Our internally developed software enables us to customize our website for each of our subscribers. Since our software is internally developed, our web site is easily changed and expanded to meet customer needs and provide vital business information. Our online interface with customers eliminates the need for costly retail outlets and allows us to serve a national customer base with low overhead costs.

     We currently provide rental services to our subscribers. In addition, we also sell new titles to our subscribers as well as non-members visiting our web site. Plans are in place to expand and provide sales of used DVD titles at a discounted price and new video gaming accessories. The development of this portion of the website is nearly completed. Management believes by adding these additional services we will be able to complement our rental service by increasing cash flow and capitalizing on impulse sales to our current subscribers.

     We seek to provide our customers with a large selection of video game rental and DVD movie choices on a monthly subscription basis.
Customers can sign-up via the web page to rent video games of their choice. The titles are then shipped to the customer via first class mail once they have made their selection(s). Active subscribers can retain the games for an indefinite amount of time as long as they are active paying subscribers. Customers can exchange their selections at anytime by returning their game(s) in the pre-addressed package provided.

     From November 2004, when we commenced tracking our customer base, through October 2005, we have consistently maintained a monthly customer base of 3,000 customers. As of the end of December 31, 2005, we have increased our customer base to approximately 6,000, which such growth can be attributed to more public awareness of our company.

     Part of this public awareness of our company resulted from a service agreement we had entered into with Circuit City Stores, Inc. in October 2005 that commenced in November 2005 and ended in March 2006.
The agreement with Circuit City provided for a pilot program to be run in 27 retail stores and on the Circuit City website to promote services offered by us. On December 28, 2005, we entered into an amendment of the service agreement extending the pilot program until March 15, 2006. Although the overall number of subscribers obtained from the Circuit City service agreement was not considered significant in relation to the number of new subscribers added during the last quarter of 2005, we believe that our relationship with Circuit City brought more prominence and recognition to our Company.
We will continue to seek similar relationships with nationally known companies or agencies to further brand our company name. On March
22, 2006, we entered into a definitive Co-Marketing Agreement with Circuit City. Pursuant to this agreement with Circuit City, we will expand the offering of our prepaid service cards to each of Circuit City's retail stores throughout the United States and on its web site. The agreement calls for adding locations each month until full deployment is reached prior to the 2006 holiday season.

Product and Service Description

     We offer both DVD movie and video game rental services and the ability to purchase new DVD movie and video game titles to our subscribers. In addition, we also sell new DVD movie and video game titles to our non-members. Members can choose from rental packages of three to eight titles outstanding at one time on a monthly subscription basis with unlimited replacement of products as long as they are an active subscriber. For the period of April 2004 through December 2004, the average number of active subscribers per month has been 2,052. For the year ended December 31, 2005, the amount of revenues that have been generated from these subscriptions has totaled approximately $676,000. Plans are priced at $16.99 for a three-title package. Applicable tax is also collected for California residents.

     We currently own approximately 40,000 titles and approximately 97,638 copies. In March 2004, we signed a supply agreement with an entertainment distributor. The supply agreement is designed to enable us to access the most current DVD and video game titles for purposes of meeting rental requests as well as all purchases. We own all titles that are rented to our subscribers. We purchase titles based on membership request for a title. We are building the inventory based on membership requests. In the event that a title is purchased through our web site, if we do not already own such title, we then purchase that title to fulfill the request. We purchase our inventory from Ingram Entertainment, Inc. for cash.

     Our proprietary queue system and dynamic web server based database system automatically select the next game a customer receives based on factors such as the subscriber's next game preferences, game availability, length of time a subscriber has been with us, and the subscriber's subscription plan level.

     All products sold, DVD's and games, are offered to current subscribers at a 10% discount from our retail price. In the future, used DVD's will be sold and will be priced based on the length of time the game has been in service, the current market rate (as determined by on-line sites like Amazon.com, and EBGames.com), and customer demand to maximize profit. For example, most new games are sold for $49.99 at retail stores and for $49.99 plus shipping from on-line stores. GameZnFlix offers the games at a price of $46.99 plus shipping charges paid by the customer. We currently charge a flat-rate of $3.00 per order for shipping. Most of our online competitors utilize multiple shipping rates, which incorporates a per piece charge as part of their shipping calculations.

     Like some of our competitors, we offer a toll free customer service phone number 12 hours per day, five days per week (Monday - Friday).
We also take customer inquiries and requests via our e-mail address and maintain a policy to answer each e-mail within 24 - 48 hours.

Competition

Game Rentals.

     Our competition for game rentals comes in two main forms:

     - Chain rental stores - Our indirect competitors include traditional retail stores that offer video game rentals such as Blockbuster, Hollywood Video, and other national and local video rental stores. These companies are formidable, established competitors for video game rentals. The primary business of these companies is the renting of movies and not video games. Additionally, late returns are assessed stringent daily late fees by some of these chain rental stores for relatively short rental periods.

     - Online competitors - Currently there are approximately 12 direct competitors that provide online video game rentals. Some of our competitors include AngelGamer.com, DVDAvenue.com, Gamez2go.com, Govojo.com, Midwest- games.com, RedOctane.com, Rent-a-realm.com, Gamefly.com, and Videogamealley.com. Each of these competitors offers rental packages on a monthly subscription basis with offerings of one to eight games available at varying prices.

     We compete on product availability, customer service and product availability information.

DVD Rentals

     Our competition for DVD rentals comes in the following forms:

     - Chain rental stores - there are a number of retail stores located across the country that rent DVDs. These retail stores have a national image, high volume, multiple locations and general familiarity.

     - Other local video rental stores - the number and size of these competitors varies, but is not substantial. They are competing against the chains in an attempt to offer lower prices and a more customer friendly staff. They offer a certain amount of customer service, as this is their only business as compared to the chain rental stores.

     - Online competitors - the number of online competitors is growing. Management is aware of 12 other online services, such as NetFlix.com (the dominant force in this sector). Competitors vary in their service offerings.

     In summary, management believes that in order to be successful we must provide our subscribers with the best possible renting experience and a willingness to develop a long-standing relationship. We must offer a high level of customer service, reliable product availability, and a responsive and efficient web site to deliver the service.

Sale of DVD's and Games

     In November 2004, we commenced selling new DVD and video games, and video game system accessories such as controllers, memory cards, and cables. The offering of these products for sale has been integrated with the existing website and has accounted for approximately 42% of our revenue on a monthly basis. Management believes these new offerings will complement the current rental service as many of our subscribers have indicated that they rent games to decide which games they would like to buy in the future.

     Chain rental stores and other local rental stores also sell
DVD's. In addition, DVD's are sold by large retailers, including Wal Mart, Target and Best Buy.

Fulfillment

     In February, 2005, we ceased using the services of National Fulfillment, Incorporated to meet our fulfillment needs and internalized the fulfillment with distribution centers located in Franklin, Kentucky, Holtville, California, Sterling, Colorado and Scranton, Pennsylvania. The California location services the subscriber base West of the Rocky mountains, the Kentucky location services the subscriber base to the east of the Mississippi River except for the Northeast which is serviced by the Scranton location and the Colorado location services the middle states. Delivery of the video game discs and DVDs is provided by first class mail. During 2005, we were able to negotiate a new mailer envelope with the United States Postal Office ("USPS") that reduced our overall postage cost and decreased the delivery turnaround time from 7 to 2 days. The average cost, after the new mailer, of delivery for the shipment is $1.20. The delivery of each subsequent game costs $0.60 for shipment to the customer and $0.60 for each return.

     Each day at mid-night the computers create a ship file for each center. These files are downloaded Monday through Saturday at each of the centers which then process the titles to be shipped for the day. Each distribution center delivers the outgoing titles to the USPS by a cutoff time established by the local USPS in order to make the mail on that day. After dropping off the outgoing titles, the personnel receive the return titles and then process the returned titles back into our inventory through the use of scanners. Each return title is verified to be the correct title, matches the member who returns it and that the title is in good working condition.

Technology

     All orders are taken by credit card via our web site at GameZnFlix.com and processed through Authorize.Net and our Humboldt Bank merchant account. Data resulting from customer sales transactions is transferred to our proprietary database system. This database system provides the necessary information for accounting, sales, customer service, inventory management, and marketing information needs and is accessible directly through any Internet connection.

Marketing

     Our target market for games is the hard core gamer that purchases and rents games on a regular basis. We will also target the DVD movie rental market similar to NetFlix.com and Blockbuster.com. We are targeting subscribers of other services through our affiliate program, which is a commission based referral program that is
administered through our own affiliate tracking software.   These
affiliates consist of web sites that drive consumers to our web site in consideration for a fee. The participants in this program are not affiliated with our company outside of their participation in the affiliate program. Participants is the affiliate program through which we obtain subscribers, can receive up to $70 for each new subscriber directed to our company by that affiliate that elects to use our service. The commission schedule is tied to the type of account the subscriber whom they sent to us signs up for. A $70 commission would be for an annual membership signup. In addition, there are other programs where we will pay a range from $10 to $25 per member based on the volume the affiliate provides our company.

     We also have a special program that we offer to the US military, including active duty, veterans, reservists, National Guardsmen, DOD employees and their dependents. They receive a special rate that is roughly a 10% discount on our standard rates. We also offer them shipping to any base throughout the world.

     Since the target market for our game rentals is already renting games from traditional rental stores, the most important market needs are a higher level of support and service, a greater value for the money they spend, and greater product availability. One of the key points of our strategy is the focus on hard-core gamers that know and understand these needs and are looking to pay less, and spend less time to have them filled.

     We believe the most obvious and important trend in the market is an increase in the number of people playing video games. A second trend is that, in management's opinion. video game players are becoming more and more unsatisfied with the current video game rental stores due to late fees, short rental times and a general lack of customer service support are all strong reasons why video game players are looking for an alternative.

     We believe a third trend is ever-greater connectivity, with more people getting onto the Internet and purchasing more items over the Internet. Items such as computer hardware, apparel, consumer electronics, office supplies, toys, movies and video games are all seeing what we believe is an increasing numbers of online sales.

     An estimated 15% of our current subscriber base is college students. Advertisement in school newspapers, on college websites, and other advertising media will be placed at college campuses in targeted cities. We will also participate in direct marketing opportunities in conjunction with back-to-school events on these campuses. Our first opportunity will be with the universities in the vicinity of Nashville, Tennessee.

     In February 2004, we retained the services of AdSouth Partners, Inc., a national ad agency, to assist in the launch and marketing of our website http://www.gameznflix.com. Through AdSouth Partners, Inc., we commenced a direct television response advertising campaign that covered 13 different national television channels by use of five different commercials, starring Dennis Coleman (a television and movie actor) and Ben Curtis (the former star of Dell television commercials). The television ad campaign coverd the period from April 2004 to February 2005 on a monthly basis, and the advertising was prepaid. The last advertisement in this campaign was a commercial aired during the 4th quarter of the 2005 Super Bowl on three local television stations. In 2005, we do not have any major television advertising campaigns planned and have ended our relationship with AdSouth Partners, Inc. Due to software issues, we are unable to determine the effect of this advertising has on our subscriptions and revenue.

     In 2005, we continued to market online through our affiliate program and expand it to meet the membership growth we will require. Our other advertising and marketing programs will move away from national advertising and focus on areas in the proximity of our distribution centers. We will utilize such media as print, radio, outdoor and others where appropriate. This marketing program was launched in Nashville, Tennessee and then expanded to those other markets throughout the year.

     We will also be utilizing "grass-roots" tactics that may include local market sponsorships, direct marketing opportunities via kiosks, corporate gift programs, employee benefits program, member referral programs and other areas that will help us get in front of our target markets.

     In addition, in February 2005 we commenced marketing activities through our wholly owned subsidiary GameZnFlix Racing and Merchandising, Inc. In connection with these activities we sponsored a local drag racing car that covered the local Kentucky and Tennessee areas. In accordance with the drag racing team, we pay entry fees and pre-approved travel expenses to attend races in consideration for the placement of our name on the racecar, trailer and tow vehicle. We also receive half of all winnings and reimbursement of expenses.

     In October 2005, we entered into a service agreement with Circuit City that provided a pilot program for the sale of our standard
$16.99 monthly subscription on a prepaid card basis. The pilot program expanded to 27 retail stores and on Circuit City's website.
On March 22, 2006, we entered into a definitive Co-Marketing
Agreement with Circuit City. Pursuant to this agreement with Circuit City, we will expand the offering of our prepaid service cards to each of Circuit City's retail stores throughout the United States and on its web site. The agreement calls for adding locations each month until full deployment is reached prior to the 2006 holiday season.

Research and Development

     During the fiscal year ended December 31, 2005, we have engaged in research and development activities, including the development of online games and broadband delivery of our rental inventory. The portion of our operating costs that is allocable to research and development is immaterial.

Strategy and Implementation Summary

     In order to successfully implement our business plan, we must:

     - emphasize service and support;

     - differentiate itself from the competition;

     - establish our service offering as a clear and viable alternative to time period rentals;

     - build a relationship-oriented business;

     - become subscribers' video game rental site of choice; and

     - ensure that all orders are delivered timely and accurately.

Employees

     We currently have 14 employees and one paid consultants. Our employees and consultants operate in the following areas:

     - Purchasing (1 employee)

     - Sales & Marketing ( 1 consultant)

     - General Business Operations and Management (12 employees)

     - Web site operations (1 employee)

                         DESCRIPTION OF PROPERTIES

     We currently own approximately $506,965 in fixed assets and $786,859 ($2,041,277 less amortization $1,254,418) of DVD and video games inventory.

     Our corporate office is located in Franklin, Kentucky at the president's home-based office.  We do not pay rent for these
facilities.   Our principal executive offices are located at 1535
Blackjack Road, Franklin, Kentucky 42134, and our telephone number is 270-598-0385.

Our distribution centers are located at:

Premises                    Term of Lease       Rent           Square Footage

308 West 5th Street         Five Years     $1,200 per month  1,600 square feet
Holtville, California

130 West Kentucky Ave       Five Years     $3,150 per month  4,200 square feet
Franklin, Kentucky

18234 Road 24               One Year       $2,000 per month  1,000 square feet
Sterling, Colorado

215 Vine Street             One Year       $350 per month      700 square feet
Scranton, Pennsylvania

     Management believes that the office and distribution spaces are currently adequate for the needs of our company.

                              LEGAL PROCEEDINGS

     From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We may become involved in material legal proceedings in the future.

                                   MANAGEMENT

                         DIRECTORS AND EXECUTIVE OFFICERS

     The following information sets forth the names of our officers and directors, their present positions with us, and their biographical information.

Name                             Age     Office

John Fleming                     56      Chief Executive Officer, Secretary
                                         and Chairman of the Board

Arthur De Joya                   47      Chief Financial Officer

Mark Crist                       45      Director

Donald N. Gallent                33      President and Director
Donald N. Gallent

John Fleming, President/Secretary/Director

     Mr. John Fleming, age 56, was the managing partner of AFI Capital, LLC, a venture capital company, located in San Diego, California for the five years before joining our company in September 2002. Before
AFI Capital, Mr. Fleming managed Fleming & Associates, a business-consulting firm that provided services to companies looking to create business plans and/or review current plans in order to move forward with fund raising from both private and public sectors.

Arthur De Joya, Chief Financial Officer

     Mr. De Joya, age 40, has over 12 years' experience in both public and private accounting mainly working with publicly traded companies.
Mr. De Joya's experience in the private sector includes serving as financial advisor and chief financial officer for various publicly traded companies. His experience in public accounting includes being partner-in-charge of the audit practice for L.L. Bradford & Company, LLC (the 8th largest accounting firm in the Las Vegas area) for approximately 5 years, ending in April 2003. From that date to August 2005, Mr. De Joya worked as an accountant under the name De
Joya & Company; from August 2005 to the present, he has been a partner in De Joya Griffith & Company, LLC, an accounting firm.
Prior to L.L. Bradford & Company, LLC, Mr. De Joya was employed with
KPMG LLP working with many large publicly traded companies.

     Mr. De Joya received his B.S. and B.A. degrees from the University of Nevada, Las Vegas and is a Certified Public Accountant licensed in the State of Nevada, and is a registered accountant with the Public Company Accounting Oversight Board. He is a member of the American Institute of Certified Public Accountants and Nevada Society of
Certified Public Accountants. Mr. De Joya also serves as chief financial officer of RMD Technologies, Inc., another reporting company.

Mark Crist, Director

     Mark Crist, 45, has a widely varied background in business development. In 1979, he founded Manufacturer's Revenue Service, a commercial collection agency located in Tustin, California. In 1984 he negotiated the sale of that business to a division of Dunn & Bradstreet and thereafter left to become a partner in the marketing services firm of Jay Abraham & Associates. In 1985, he founded the Computer Trivia Fan User Group (CTFUG) as a public benefit, non-profit organization to promote the playing of online trivia contests. Mr. Crist held the position of CEO and President of GamesGalore.com from 1996 to 2001, a company that among other things supplies trivia contest content to users of America Online. Since May of 2001, he has served as president and director of Diamond Hitts Production, Inc. (Pink Sheets: DHTT). Mr. Crist is an alumnus of California State University at Northridge.

Donald N. Gallent, President and Director

     Mr. Gallent, age 32, has been working for our company since early August 2004, first as consultant and then in December 2004 becoming a full time employee as vice president of web operations prior to his appointment as president. Prior to joining our company, Mr. Gallent was the owner of Fourthturn Collective of Nashville, Tennessee, an eBusiness strategy and development firm, from October 2001 to November 2004. From March 2000 to October 2001, he worked for XOR, Inc., an eBusiness strategist and account manager. From June 1997 to March 2000, Mr. Gallent served as general manager and vice president of Thinktivity Interactive/Frank Best & Ingram. Mr. Gallent has not entered into any employment agreement with our company at this time.

Compliance with Section 16(a) of the Securities Exchange Act.

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons holding 10% or more of our common stock to file reports regarding their ownership and regarding their acquisitions and dispositions of the Registrant's common stock with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish our company with copies of all
Section 16(a) forms they file.

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the registrant under Rule 16a-3(d) during fiscal 2004, and certain written representations from executive officers and directors, we are unaware that any required reports that have not been timely filed.

Code of Ethics

     We have not adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have not adopted such a code of ethics because all of management's efforts have been directed to building the business of the company;
at a later time, such a code of ethics may be adopted by the board of directors.

Committees of the Board Of Directors

     We presently do not have a compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees except the audit committee. We have an audit committee, which consists of John Fleming and Arthur De Joya, which are not considered to be independent. Mr. De Joya serves as the audit committee financial expert.

Terms of Office

     Our directors are appointed for a one year term to hold office until the next annual general meeting of the holders of our Common Stock or until removed from office in accordance with our by-laws. Our officers are appointed by our board of directors and hold office until removed by our board of directors.


                          EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2005, 2004 and 2003 exceeded $100,000:

                           Annual compensation                      Long-term Compensation
                                                                 Awards           Payouts
Name and                                  Other           Restricted   Securities
principal                                 annual            stock     underlying      LTIP    All other
position       Year     Salary   Bonus   compensation     award(s)    options/SARs    payouts compensation
                          ($)     ($)       ($)             ($)           (#)(4)        ($)       ($)
John Fleming  2005      $200,000   -        -              -                          -         -
President     2004       115,369   -        -              -          5,000,000       -         -
CEO (1)       2003        -        -        -              -              -           -         -

Donald
Gallant       2005      $175,000   -        -             $140,000(3)     -           -         -
President(1)  2004        -        -        -              -              -           -         -
              2003        -        -        -              -              -           -         -


(1)  Mr. Fleming was appointed director and CEO on September 12, 2002.

(2)  Mr. Gallent was appointed president and a director on February
3, 2005.

(3) On March 11, 2005, we issued 20,000,000 restricted shares of common stock to Mr. Gallent as an employment incentive. These shares were valued at $140,000 ($0.007 per share).

     Directors of our company who are also employees do not receive cash compensation for their services as directors or members of the committees of the board of directors. All directors may be reimbursed for their reasonable expenses incurred in connection with attending meetings of the board of directors or management committees.

Employment Contract

     On August 1, 2005, we entered into a new Consulting Services Agreement with De Joya & Company, Inc. This agreement also covers the services provided to our company by Mr. De Joya as chief financial officer. Under this agreement, we agreed to pay $3,000 each month and 5,000,000 free trading shares of common stock to be issued at the end of each quarter for a total of four quarters. The monthly fee is to increase by 10% beginning on each anniversary date of this agreement. On December 2, 2005, we issued 5,000,000 shares of common stock to Mr. De Joya under our Non-Employee Directors and Consultants Retainer Stock Plan in compliance with that agreement. These shares were valued at $24,500 ($0.0049 per share).

     On September 25, 2005, we entered into an Employment Agreement with Mr. Fleming, our chief executive officer. Under the terms of this agreement, we will pay Mr. Fleming an annual salary of $200,000 (with a 15% annual increase during the term of the agreement as established by the board of directors) and provide certain benefits as set forth in the agreement. In the event that the board of directors votes to remove Mr. Fleming from employment by our company, he would receive certain compensation, including restricted shares of common stock of our company.

     On September 25, 2005, we entered into an Employment Agreement with Mr. Gallent, our president. Under the terms of this agreement, we will pay Mr. Gallent an annual salary of $175,000 (with a 15% annual increase during the term of the agreement as established by the board of directors) and provide certain benefits as set forth in the agreement. In the event that the board of directors votes to remove
Mr. Gallent from employment by our company, he would receive certain compensation, including restricted shares of common stock of our company.

Other Compensation

     There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of our company in the event of retirement at normal retirement date as there was no existing plan as of December 31, 2005 provided for or contributed to by our company.

     Other than as follows, no remuneration is proposed to be paid in the future directly or indirectly by our company to any officer or director:

     - On July 1, 2001, we adopted a Non-Employees Directors and
       Consultants Retainer Stock Plan; and

     - On April 25, 2003, we adopted a Stock Incentive Plan.

     We may pay compensation to officers and directors in the future under one or both of these plans.

     On July 1, 2001, we adopted a Non-Employee Directors and Consultants Retainer Stock Plan. We adopted Amendment No. 5 on May 20, 2004. The purposes of the plan are to enable our company to promote its interests by attracting and retaining non-employee directors and consultants capable of furthering our business and by aligning their economic interests more closely with those of our shareholders, by paying their retainer or fees in the form of shares of common stock.
As December 31, 2005, all 575,000,000 shares of common stock authorized under this plan have been registered as a result of Form
S-8's filed with the SEC; 127,573,488 shares were issued during fiscal year 2005. As of December 31, 2004, there were 220,000,000 shares of common stock remaining to be issued under this plan.

     During 2003, we granted options for 25,000,000 shares to two non-employee consultants (one at an exercise price equal to 75% of the market price on the date of exercise and the other at 50% of the market price on the date of exercise), all of which were exercised in 2004. During August 2004, we granted options for 42,042,294 shares to three non-employee consultants (at an exercise price equal to 50% of the market price on the date of exercise), all of which were exercised in 2004. During December 2004, we granted options for 30,000,000 shares to eight non-employee consultants (at an exercise price equal to 50% of the market price on the date of exercise), none of which have been exercised as of December 31, 2005. During 2005, we granted options for 540,000,000 shares to various consultants (at an exercise price equal to 50% of the market price on the date of exercise), all of which were exercised in 2005 resulting in proceeds to our company of $3,032,000. As of December 31, 2005, there were options for 30,000,000 shares that remain unexercised, which result in 30,000,000 shares remaining to be issued under this plan.



                                                                                     Number of
                                                                                     Securities
                                                                                      Remaining
                              Number of                                         Available for future
                           Securities to be                                         Issuance under
                              Issued upon            Weighted-average                  Equity
                              Exercise of            Exercise Price Of               Compensation
                              Outstanding              Outstanding                Plans (excluding
                            Options, Warrants        Options, Warrants           Securities reflected
                               And rights               And rights                  in Column (a)
Plan category                    (a)                        (b)                          (c)
Equity
compensation plans
approved by security
holders                          0                            0                           0

Equity compensation
plans not approved by
security holders                 0                            0                      Director's and
                                                                                     Consultant's
                                                                                     Stock Plan:
                                                                                     220,000,000
                                                                                     shares Stock
                                                                                     Incentive Plan:
                                                                                     30,000,000 shares

Total                            0                            0                      Director's and
                                                                                     Consultant's
                                                                                     Stock Plan:
                                                                                     220,000,000
                                                                                     0 shares Stock
                                                                                     Incentive Plan:
                                                                                     30,000,000 shares


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than as set forth below, during the last two fiscal years there have not been any relationships, transactions, or proposed transactions to which we were or are to be a party, in which any of the directors, officers, or 5% or greater shareholders (or any immediate family thereof) had or is to have a direct or indirect material interest.

     On July 14, 2004, we entered into a Consulting Services Agreement with De Joya & Company, Inc., which is controlled by Mr. De Joya.
This agreement covers the services provided to our company by Mr. De Joya as chief financial officer. Under this agreement, we agreed to pay $2,000 each month and 500,000 free trading shares of common stock to be issued at the end of each quarter for a total of four quarters. The monthly fee is to increase by 10% beginning on each anniversary date of this agreement.

     On October 1, 2004, we entered into an employment agreement with Mr. Hohman, a former officer and director of our company. Under this agreement, which had a term of three years, Mr. Hohman was to receive a salary of $120,000 per year. He was also to receive additional compensation, including full health insurance for him and his family, four weeks per year paid vacation time, and stock options, at the discretion of our board of directors. Mr. Hohman resigned from all positions with our company and, as a result, the employment agreement was terminated.

     On December 31, 2004, we issued options covering a total of 20,000,000 shares of common stock under our Stock Incentive Plan to five employees of our company, including our chief executive officer, our president, and our chief financial officer, for services rendered to our company. These options, which are exercisable into free trading shares of common stock under that plan, are exercisable for a period of two years after the grant at $0.007 per share.

     On March 11, 2005, we issued 20,000,000 restricted shares of common stock to Mr. Gallent as an employment incentive. These shares were valued at $140,000 ($0.007 per share).

     On July 14, 2005, we issued 2,000,000 shares of free trading common stock to Mr. Crist under our Non-Employee Directors and Consultants Retainer Stock Plan to compensate him for services as a director for the Company. These shares were valued at $7,000 ($0.0035 per share).

     On August 1, 2005, we entered into a new Consulting Services Agreement with De Joya & Company, Inc. This agreement also covers the services provided to our company by Mr. De Joya as chief financial officer. Under this agreement, we agreed to pay $3,000 each month and 5,000,000 free trading shares of common stock to be issued at the end of each quarter for a total of four quarters. The monthly fee is to increase by 10% beginning on each anniversary date of this agreement. On December 2, 2005, we issued 5,000,000 shares of common stock to Mr. De Joya under our Non-Employee Directors and Consultants Retainer Stock Plan in compliance with that agreement. These shares were valued at $24,500 ($0.0049 per share).

     On September 25, 2005, we entered into an Employment Agreement with Mr. Fleming, our chief executive officer. Under the terms of this agreement, we will pay Mr. Fleming an annual salary of $200,000 (with a 15% annual increase during the term of the agreement as established by the board of directors) and provide certain benefits as set forth in the agreement. In the event that the board of directors votes to remove Mr. Fleming from employment by our company, he would receive certain compensation, including restricted shares of common stock of our company.

     On September 25, 2005, we entered into an Employment Agreement with Mr. Gallent, our president. Under the terms of this agreement, we will pay Mr. Gallent an annual salary of $175,000 (with a 15% annual increase during the term of the agreement as established by the board of directors) and provide certain benefits as set forth in the agreement. In the event that the board of directors votes to remove
Mr. Gallent from employment by our company, he would receive certain compensation, including restricted shares of common stock of our company.

     Our corporate office is located in Franklin, Kentucky at the chief executive officer's home-based office (which is provided to our company without cost).

     For each of the transactions noted above, the transaction was negotiated, on the part of our company, on the basis of what is in the best interests of our company and our shareholders. In addition, in each case the interested affiliate did vote in favor of the transaction; however, the full board of directors did make the determination that the terms in each case were as favorable as could have been obtained from non-affiliated parties.

     Certain of our officers and directors are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on a board of directors. As a result, certain conflicts of interest may arise between our company and such officers and directors. We will attempt to resolve such conflicts of interest in our favor.

              CHANGES IN REGISTRANTS CERTIFYING ACCOUNTANT

     Effective on January 1, 2006, Smith & Company, the independent registered public accounting firm who was previously engaged as the principal accountant to audit our financial statements, changed its accounting practice from a corporation to a professional limited liability company named Child, Van Wagoner & Bradshaw, PLLC. As this is viewed as a separate legal entity, we terminated our accounting arrangement with Smith & Company. The decision to change principal accountants was approved by our Audit Committee and subsequently approved by the Board of Directors.

     Smith & Company audited our financial statements for the fiscal years ended December 31, 2004 and 2003. This firm's report on these financial statements was modified as to uncertainty that we will continue as a going concern; other than this, the accountant's report on the financial statements for those periods neither contained an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles.

      During the fiscal years ended December 31, 2004 and 2003, and the subsequent interim period preceding such change, there were no disagreements with Smith & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred during the fiscal years ended December 31, 2004 and 2003, and the subsequent interim period preceding such change.

     On January 1, 2006, we engaged Child, Van Wagoner & Bradshaw, PLLC, as successor to Smith & Company, as our independent registered public accounting firm to audit our financial statements. During the fiscal years ended December 31, 2004 and 2003, and the subsequent interim period prior to engaging this firm, neither our company (nor someone on its behalf) consulted the newly engaged accountant regarding any matter.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our common stock as of March 20, 2006

     - by each person who is known by us to beneficially own more than 5% of our common stock;

     - by each of our officers and directors; and

     - by all of our officers and directors as a group.

Title of Class   Name and Address               Amount and Nature   Percent of
                 of Beneficial Owner              of Beneficial       Class(2)
                                                     Owner(1)

Common Stock     John Fleming**                  126,400,000 (4)        3.32%
                 1535 Blackjack Road
                 Franklin, Kentucky 42134

Common Stock     Mark Crist**                              0               *
                 1535 Blackjack Road
                 Franklin, Kentucky 42134

Common Stock     Arthur De Joya**                 15,000,000 (6)           *
                 1535 Blackjack Road
                 Franklin, KY 42134

Common Stock     Donald N. Gallent**              25,000,000 (5)           *
                 1535 Blackjack Road
                 Franklin, Kentucky 42134

Common Stock     Golden Gate Investors, Inc.     418,131,676 (3)       9.99%
                 7817 Herschel Avenue, Suite 200
                 La Jolla, California 92037

Common Stock     Shares of all directors and     166,400,000           4.24%
                 executive officers
                 as a group (4 persons)

* Less then one percent.
**Officer and/or director

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable or convertible within 60 days of March 20, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Percentage based on 3,805,420,606 shares of common stock outstanding.

(3) This number represents the aggregate maximum number of shares that Golden Gate can own at one time due to the 9.99% limitation set forth in the financing documents. Norman Lizt is deemed to be a control person of the shares owned by Golden Gate.

(4) Included within this amount is an option covering 5,000,000 shares of common stock, exercisable for two years from the date of grant (December 31, 2004) at $0.007 per share.

(5) Included within this amount is an option covering 5,000,000 shares of common stock, exercisable for two years from the date of grant (December 31, 2004) at $0.007 per share.

(6) This amount consists of an option covering 5,000,000 shares of common stock, exercisable for two years from the date of grant
(December 31, 2004) at $0.007 per share.


                  DESCRIPTION OF SECURITIES BEING REGISTERED

                                COMMON STOCK

     We are authorized to issue up to 25,000,000,000 shares of Common Stock, par value $.001. As of March 20, 2006, there were 3,805,420,606 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

     We have engaged Interwest Transfer Company, Inc., 1981 East Murray Holiday Road, Salt Lake City, Utah 84117, as independent transfer agent or registrar.

             INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

     The selling stockholder and any of its pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - privately-negotiated transactions;

     - broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

     - through the writing of options on the shares

     - a combination of any such methods of sale; and

     - any other method permitted pursuant to applicable law.

     The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

     The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     The selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if a such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                                 PENNY STOCK

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     - that a broker or dealer approve a person's account for transactions in penny stocks; and

     - the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must

     - obtain financial information and investment experience objectives of the person; and

     - make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     - sets forth the basis on which the broker or dealer made the suitability determination; and

     - that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                          SELLING STOCKHOLDERS

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholder, it will not continue to own any shares of our common stock.

     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.



                                          Total
                      Total Shares of   Percentage                                                                     Percentage
                       Common Stock     of Common       Shares of                                   Beneficial           of Common
                       Issuable Upon      Stock,       Common Stock     Beneficial   Percentage of   Ownership           Stock Owned
                       Conversion of     Assuming       ncluded in      Ownership    Common Stock    After the             After
        Name            Debentures        Full         Prospectus      Before the    Owned Before    Offering            Offering
                      and/or Warrants    Conversion       (1)           Offering*     Offering*        (4)                (4)
Golden Gate Investors 3,897,736,934(3)   50.606%        Up to          418,131,676    9.99%            --                --
  Investors,                                         5,836,435,851
  Inc.(2)                                            shares of
                                                    common stock


* These columns represents the aggregate maximum number and percentage of shares that the selling stockholder can own at one time (and therefore, offer for resale at any one time) due to their 9.9% limitation.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the convertible debentures and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the convertible debentures, if the convertible debentures had actually been converted on March 20, 2006 the conversion price would have been $.0057. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholder has contractually agreed to restrict their ability to convert their convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) The selling stockholder is an unaffiliated third party. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Norman Lizt may be deemed a control person of the shares owned by the selling stockholder.

(3) Includes 5,816,096,751 shares of common stock underlying our $203,931 convertible debenture and 20,339,100 shares of common stock underlying common stock purchase warrants issued to Golden Gate
Investors, Inc.

(4) Assumes that all securities registered will be sold, which does not represent all of the shares of common stock potentially issuable upon conversion of the convertible debenture held by Golden Gate at current market prices.

Terms of Convertible Debentures

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. ("Golden Gate") on November 11, 2004 for the sale of (i) $150,000 in convertible debentures and (ii) warrants to buy 15,000,000 shares of our common stock. In January 2006, we entered into an amendment of the Securities Purchase Agreement with Golden Gate in which the debenture was increased to $300,000 and we issued an additional 15,000,000 warrants to purchase shares of common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants. The investors provided us with an aggregate of $300,000 as follows:

     - $100,000 was disbursed to us in November 2004;

     - $50,000 has been retained for services provided to our company by various professionals, which was disbursed upon effectiveness of the prior registration statement; and

     - $150,000 was disbursed in January 2006.

     As of March 20, 2005, $203,391 of the convertible debenture was still outstanding and 20,339,100 shares of common stock were still issuable upon exercise of the warrants.

     The debentures bear interest at 4 3/4%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the dollar amount of the debentures being converted multiplied by 110, less the product of the conversion formula multiplied by 100 times the dollar amount of the debenture being converted, which is divided by the conversion formula. The conversion formula for the convertible debentures is the lesser of (i) $0.20, (ii) eighty two percent of the average of the thee lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or
(iii) eighty two percent of the volume weighted average price on the trading day prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, in the event that our market price is less than $.005, we will have the option to prepay the debenture at 150% rather than have the debenture converted. If we elect to prepay the debenture, Golden Gate may withdraw its conversion notice. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder.

     The warrant is exercisable into 20,339,100 shares of common stock at an exercise price of $1.09 per share. As a result, if Golden Gate elects to convert a portion of the convertible debenture, it must also exercise a pro-rata portion of the warrant at the same time regardless of the fact that the warrant is exercisable at $1.09 per share and our market price as of March 20, 2006 is $.01.

     For example, if Golden Gate elects to convert $2,500 of the convertible debenture, this would result in the issuance of 47,659,408 shares of common stock based on a current conversion price of $0057. However, Golden Gate will not be entitled to convert the convertible debenture unless it also exercises the a pro rata portion of the warrant. In this situation, Golden Gate will be required to exercise approximately 248,137 warrants at an exercise price of $1.09 resulting in $270,469 in funding for our company.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common stock.

     In accordance with Emerging Issues Task Force No. 00-27, we have determined the value of the convertible debenture and the fair value of the detachable warrants issued in connection with this debt. The estimated value of the warrants of $44,870 was determined using the Black-Scholes option pricing model under the following assumptions:

     - life of 1 year;
     - risk free interest rate of 3.5%;
     - a dividend yield of 0%; and
     - volatility of 207%.

     The face amount of the debt of $150,000 initially incurred was proportionately allocated to the convertible debt and the warrants in the amounts of $105,130 and $44,870, respectively. The value of the note was then allocated between the debt and the beneficial conversion feature, which attributed to $27,333 and $77,797, respectively. The combined total discount is $122,667, which is being amortized and treated as financing cost over the term of the convertible debt using the effective interest method. For the years ended December 31, 2005 and 2004, we amortized a total of $66,126 and $5,602, respectively.

Sample Conversion Calculation

     The convertible debentures are convertible into the number of our shares of common stock equal to the dollar amount of the debentures being converted multiplied by 110, less the product of the conversion formula multiplied by 100 times the dollar amount of the debenture being converted, which is divided by the conversion formula. The conversion formula for the convertible debentures is the lesser of
(i) $0.20 or (ii) seventy percent of the of the average of the three lowest volume weighted average prices during the forty-five (45) trading days prior to the conversion. For example, assuming conversion of $150,000 of debentures on August 19, 2005, a conversion price of $0.0033 per share, the number of shares issuable upon conversion would be:

($203,391 x 110) - ($.0057 x (100 x $203,391))  = 22256,264 /$.0057 =
3,877,397,834

     The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our convertible debentures, based on market prices 25%, 50% and 75% below the market price, as of March 20, 2006 of $0.007.





                                 Effective         Number                % of
% Below           Price Per      Conversion      of Shares            Outstanding
Market              Share          Price          Issuable               Stock
25%               $.0053              $.0042         5,306,568,043       58.24%
50%               $.0035              $.0028         7,970,021,614       67.68%
75%               $.0018              $.0014        15,960,382,329       80.75%


                                 LEGAL MATTERS

     Brian F. Faulkner, a Professional Corporation, San Juan Capistrano, California, will issue an opinion with respect to the validity of the shares of common stock being offered hereby. Brian F. Faulkner, A Professional Law Corporation, has previously received shares of common stock pursuant to our Non-Employee Directors and Consultants Retainer Stock Plan, as amended, under Form S-8's in exchange for legal services previously rendered, and to be rendered in the future.

                                      EXPERTS

     Child, Van Wagoner & Bradshaw, PLLC, Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2005 and 2004 and for the year then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

                               AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of GameZnFlix, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F
Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 100 F Street N.W., Washington D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                                GAMEZNFLIX, INC.

                               FINANCIAL STATEMENTS

       For the Year Ended December 31, 2004 and December 31, 2003

Report of Independent Auditors                                  F-1
Consolidated Balance Sheet                                      F-2
Consolidated Statements of Operations                           F-3
Consolidated Statement of Changes in Stockholders' Deficit      F-4
Consolidated Statements of Cash Flow                            F-5
Notes to Unaudited Financial Statements                         F-6

                   CHILD, VAN WAGONER & BRADSHAW, PLLC
                        5296 S. Commerce Dr., #300
                        Salt Lake City, Utah 84107
                               (801)281-4700

          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
GameZnFlix, Inc.

We have audited the accompanying consolidated balance sheet of GameZnFlix, Inc. and Subsidiaries (a Nevada corporation) as of
December 31, 2005, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GameZnFlix, Inc. and Subsidiaries as of December 31, 2005 and the results of its operations, changes in stockholders' equity, and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.



/s/  Child, Van Wagoner &
Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
January 31, 2006

                              GAMEZNFLIX, INC.
                         CONSOLIDATED BALANCE SHEET
                            DECEMBER 31, 2005

ASSETS

Current assets
Cash                                                        $  5,902,395
Accounts receivable                                               62,500
Inventory                                                         72,485
Prepaid expenses                                                  34,022
Other assets                                                     139,515

Total current assets                                           6,210,917

DVD's and video games library, net                               786,859
Fixed assets, net                                                506,965

Total assets                                                   7,504,741

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses                            199,751
Deferred revenue                                                  56,493
Note payable - related party                                     175,000
Customer deposits                                                     --
Convertible debenture, net of unamortized
debt discounts of $50,939                                         31,088

Total current liabilities                                        462,332

Long-term liabilities                                                 --

Total liabilities                                                462,332

Commitments and contingencies                                         --

Stockholders' equity
Common stock; $0.001 par value; 4,000,000,000
   shares authorized, 3,291,733,490 issued
and outstanding                                                3,291,733
Additional paid-in capital                                    29,776,675
Stock subscriptions receivable                                (3,187,500)
Prepaid fees paid with common stock                              (95,833)
Accumulated deficit                                          (22,742,666)

Total stockholders' equity                                     7,042,409

Total liabilities and stockholders' equity                     7,504,741

See accompanying Notes to Consolidated Financial Statements


                                 GAMEZNFLIX, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       For the Year Ended          For the Year Ended
                                                        December 41, 2005           December 31, 2004
Revenues                                                $   676,291                $   287,117
Cost of revenues                                            434,155                    188,415
Gross profit                                                242,136                     98,702

Operating expenses
Advertising                                                 379,268                  3,044,100
Consulting and professional fees                          1,188,335                  4,353,911
Depreciation and amortization                               966,409                    372,842
Selling, general and administrative                       1,923,999                  2,137,428
Total operating expenses                                  4,458,011                  9,908,281

Loss from operations                                     (4,215,875)                (9,809,579)

Other income (expense)
Interest expense                                             (11,652)                    (2,643)
Interest income                                                9,365                        916
Other income (expense)                                       (21,370)                    94,005
Total other income (expense)                                 (23,657)                    92,278

Loss before provision for income taxes                     (4,239,532)                (9,717,301)

Provision for income taxes                                         --                         --

Net loss                                                   (4,239,532)                (9,717,301)

Loss per common share - basic and diluted                       (0.00)                     (0.02)

Weighted average common shares outstanding -
basic and diluted                                       1,176,946,498                583,437,443


See accompanying Notes to Consolidated Financial Statements

                                      GAMEZNFLIX, INC.
                 CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                         Additional      Stock    Prepaid                       Total
                        Common Stock      Paid-In       Subscrip  Consulting    Accumulated  Stockholders'
                      Shares     Amount   Capital       Receivable Expenses       Deficit       Deficit
Balance,
December 31, 2003    481,474,211 $ 481,474  $ 8,574,047  $     --   $   (937,500)$ (8,785,833)  $ (667,812)

Prepaid fees expensed
During the year               --        --           --        --         937,500          --      937,500

Issuance of stock
related to
satisfaction of debt     600,000       600       30,425        --              --          --       31,025

Issuance of stock
for legal and
consulting services   79,803,524    79,804     6,076,693       --              --          --    6,156,497

Issuance of stock
related to
exercise of options
and warrants          67,042,294    67,042     2,696,923  (115,549)            --          --    2,648,416

Issuance of stock
through
private placements,
weighted average price of
$0.015 per share      18,281,636    18,282       610,503        --             --           --     628,785

Detachable warrant and
beneficial conversion
feature related to
convertible
debenture                     --        --       122,667        --             --            --    122,667

Net loss                      --         --           --        --             --    (9,717,301)(9,717,301)

Balance,
December 31, 2004    647,201,665    647,202   18,111,258  (115,549)                 (18,503,134)   139,777

Issuance of
common stock for
services,
weighted average
price of
$0.004               182,573,488    182,573      568,172        --        (95,833)          --     654,912

Issuance of
common stock to
satisfy debt,
$0.01                 11,800,000     11,800      106,200        --             --            --    118,000

Issuance of
common stock
related to stock
subscription
agreement
weighted
average price
of $0.03             100,000,000    100,000    2,900,000 (3,000,000)           --            --         --

Issuance of
common stock
related to
exercise of
options,
weighted
average price
of $0.006            540,000,000    540,000    2,492,000   (187,500)          --              -- 2,844,500

Issuance of
common stock
related to
debt conversion
totaling
$67,974 and
exercise of
related stock
warrants at
$1.09 per share
- Golden
Gate
Investors, Inc.    1,810,158,337 1,810,158    5,599,045          --            --            --  7,409,203

Proceeds from
stock
subscriptions
receivable                   --         --           --     115,549            --            --    115,549

Net loss                     --         --           --          --            --    (4,239,532)(4,239,532)

Balance,
December 31, 2005 3,291,733,490  3,291,733   29,776,675  (3,187,500)      (95,833)  (22,742,666) 7,042,409



See accompanying Notes to Consolidated Financial Statements

                                     GAMEZNFLIX, INC.
                        CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                            For the Year Ended          For the Year Ended
                                                             December 41, 2005           December 31, 2004
Cash flows from operating activities:
Net loss                                                     $(4,239,532)               $ (9,717,301)
Adjustments to reconcile net loss to net
 cash used in operating activities:
Stock-based compensation                                          654,912                  7,099,599

Debt discount amortization related to
convertible debenture                                              93,460                         --

Depreciation and amortization                                      966,409                   367,240

Changes in operating assets and liabilities:
Change in accounts receivable                                        5,744                    (3,674)

Change in stock subscription receivable                                 --                    20,000

Change in inventory                                                (44,657)                 (145,366)

Change in prepaid expenses                                          95,166                  (225,020)

Change in other assets                                             (77,095)                   62,664

Change in accounts payable and accrued expenses                   (484,662)                  247,098

Change in deferred revenue                                          56,493                        --

Net cash used in operating activities                           (2,973,762)               (2,294,760)

Cash flows from investing activities:
Purchase of DVD's & games library                               (1,199,785)                 (690,863)

Purchase of fixed assets                                          (270,236)                 (309,691)

Net cash used in investing activities                           (1,470,021)               (1,000,554)

Cash flows from financing activities:
Payments on notes payable                                              --                     (4,975)

Payments on related party notes payable                           (86,370)                        --

Proceeds on notes payable                                              --                     42,605

Proceeds from stock issuances                                  10,369,252                  3,277,201

Net cash provided by financing activities                      10,282,882                  3,314,831

Net change in cash and cash equivalents                         5,839,099                     19,517

Cash, beginning of period                                          63,295                     43,778

Cash, end of period                                             5,902,394                    63,295


See accompanying Notes to Consolidated Financial Statements


                           GAMEZNFLIX, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies of GameZnFlix, Inc. and subsidiaries ("Company") is presented to assist in understanding the Company's consolidated financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization

The Company was originally formed under the laws of the State of Delaware in June 1997 under the name SyCo Comics and Distribution Inc. and is the successor to a limited partnership named SyCo Comics and Distribution, formed under the laws of the Commonwealth of Virginia on January 15, 1997. On February 17, 1999, SyCo Comics and Distribution Inc. changed its name to Syconet.com, Inc. On April 12, 2002 the Company adopted an Agreement and Plan of Merger for the purpose of redomiciling the Company to the State of Nevada. The Company then discontinued its operations as Syconet.com, Inc. and changed its name to Point Group Holding, Incorporated effective November 21, 2002. On November 21, 2003, the Company changed its name to GameZnFlix, Inc.

Nature of Business

The Company provides online movies (also referred to as "DVD") and video game rentals to subscribers through its internet website www.gameznflix.com. Aside from having a comprehensive movie library of titles, the Company also provides subscribers with access to a comprehensive games library of Xbox, Playstation 2, Playstation, and Nintendo Gamecube titles. All titles in the library used to provide rentals to subscribers are owned by the Company and are further described in these Notes in the section titled "DVD's and Video Games Library." In March 2004, the Company launched its website, http://www.gameznflix.com, and began operating in the online movie and video game rental industry. Subscribers of gameznflix.com are located within the United States of America. The Company maintains its headquarters in Franklin, Kentucky and its movie and games rental shipping facilities in California, Colorado, Kentucky, and Pennsylvania.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: GameZnFlix Racing and Merchandising, Inc. (formerly known as AmCorp Group, Inc.), a Nevada corporation, Naturally Safe Technologies, Inc., a Nevada corporation ("NSTI"), and Veegeez.com, LLC, a California limited liability company. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ significantly from those estimates.

Reclassifications

Certain amounts reported in previous years have been reclassified to conform to the current year presentation.

Fair Value of Financial Instruments

The fair value of the Company's cash, accounts receivable, accounts payable, accrued expenses and notes payable approximates their carrying value due to their short maturity.

Cash and Cash Equivalents

The Company maintains cash balances in accounts with well-respected institutions. There are times when the balances exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2005.

Inventory

Inventory consists of DVD and video game products for sale. All inventory items are stated at the lower of cost (first-in, first-out) or market value.

Property, Plant, and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the shorter of the estimated useful lives of the respective assets, generally from three years to five years, and forty years for a building.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," long-lived assets such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets groups to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of an asset group exceeds fair value of the asset group. The Company evaluated its long-lived assets and recorded impairment charges during fiscal year 2004 related to certain assets in its subsidiary NSTI which have been reflected within selling, general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2004.

DVD's and Video Games Library

DVD's and video games are recorded at historical cost and depreciated using the straight-line method over a twelve-month period. The Company has no immediate plans to have any part of its DVD's and video games library sold and accordingly no salvage value is provided. However, if the Company does sell any of its DVD's and video games library, the Company will re-evaluate its depreciation policy in terms of the salvage value.

Because of the nature of the business, the Company experiences a certain amount of loss, damage, or theft of its DVD's and video games. This loss is shown in the cost of sales section of the Statements of Operations. Any accumulated depreciation associated with this item is accounted for on a first-in-first-out basis and treated as a reduction to depreciation expense in the month the loss is recognized.

Revenue Recognition and Cost of Revenue

Subscription revenues are recognized ratably during each subscriber's monthly subscription period. Refunds to subscribers are recorded as a reduction of revenues. Revenues from sales of DVD's and video games are recorded upon shipment.

Cost of subscription revenues consists of referral expenses, fulfillment expenses, and postage and packaging expenses related to DVD's and video games provided to paying subscribers. Revenue sharing expenses are recorded as DVD's subject to revenue sharing agreements are shipped to subscribers. Cost of DVD sales include the net book value of the DVD's sold and, where applicable, a contractually specified percentage of the sales value for the DVD's that are subject to revenue share agreements. DVD sales are considered non-significant and an incidental part of the business. Therefore, sales and related expenses were not separately accounted for.

Revenue from proprietary software sales that does not require further commitment from the Company is recognized upon shipment. Consulting revenue is recognized when the services are rendered. License revenue is recognized ratably over the term of the license.

The cost of services, consisting of staff payroll, outside services, equipment rental, communication costs and supplies, is expensed as incurred.

Fulfillment Expenses

Fulfillment expenses represent those costs incurred in operating and staffing the Company's fulfillment and customer service centers, including costs attributable to receiving, inspecting and warehousing the Company's DVD's and video games library.

Advertising Costs

The Company expenses all costs of advertising as incurred.
Advertising costs for the years ended December 31, 2005 and 2004 were $379,268 and $3,044,100, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

At December 31, 2005, the Company has net operating loss carry forwards totaling approximately $15,000,000. The carry forwards begin to expire in fiscal year 2017. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income
(loss) by the weighted-average number of outstanding shares of common stock during the period. Diluted net income (loss) per share is computed by dividing the weighted-average number of outstanding shares of common stock, including any potential common shares outstanding during the period, when the potential shares are dilutive. Potential common shares consist primarily of incremental shares issuable upon the assumed exercise of stock options and warrants to purchase common stock using the treasury stock method. The calculation of diluted net income (loss) per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is antidilutive, as they were during 2005 and 2004. During 2005 and 2004, the number of potential common shares excluded from diluted weighted- average number of outstanding shares was 30,000,000 and 28,761,468, respectively.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

Segment Reporting

The Company follows SFAS No. 130, "Disclosures About Segments of an Enterprise and Related Information." The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Stock-Based Compensation

Up through December 31, 2005, the Company accounted for stock-based awards to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of SFAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by SFAS No. 123.

Recent Pronouncements

In November 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 151, "Inventory Costs," an amendment of Accounting Research Bulletin No. 43, Chapter 4. SFAS No. 151 clarifies that abnormal inventory costs such as costs of idle facilities, excess freight and handling costs, and wasted materials (spoilage) are required to be recognized as current period charges. The provisions of SFAS No. 151 are effective for fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a significant impact on the Company's operating results or financial position.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets," which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 does not currently have an impact on the Company's operating results or financial position.

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard replaces SFAS No. 123 and supersedes APB Opinion No. 25, Accounting for Stock-based compensation. This Standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123(R) is effective for interim or annual reporting periods beginning on or after June 15, 2005. The Company previously adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," in the second quarter of 2003, and restated prior periods at that time. Accordingly the Company is unable to determine at this time the impact SFAS No. 123(R) will have on its balance sheet or income statements.

NOTE 2 - DVDS AND VIDEO GAMES LIBRARY

DVD's and video games library as of December 31, 2005 consisted of the following:

DVD's and video games library                       $2,041,277
Less accumulated amortization                       (1,254,418)

DVD's and video games library, net                  $  786,859

NOTE 3 - FIXED ASSETS

Fixed assets as of December 31, 2005 consisted of the following:

Computers and software                              $   93,564
Furniture and fixtures                                  46,343
Automobiles                                             83,662
Office building                                        367,963
                                                       591,532
Less accumulated depreciation                         (84,567)

Fixed assets, net                                   $ 506,965

NOTE 4 - NOTE PAYABLE - RELATED PARTY

Note payable - related party as of December 31, 2005 consists of a promissory note payable totaling $175,000 to an investor, due on demand (past due maturity and in default), secured by assets of NSTI and bears no interest.

NOTE 5 - CONVERTIBLE DEBENTURE

As of December 31, 2005, a convertible debenture totaling $82,027 matures November 2007, is unsecured and bears an annual interest rate of 4.75%. The convertible debenture is convertible into shares of common stock equal to the principal amount of the debenture being converted multiplied by 110, less the product of the conversion price multiplied by 100 times the dollar amount. The conversion price shall be based on the lesser of $0.20 per share or 82% of the average of the lowest volume weighted average prices during the 20 trading days prior to the debt holder's election to convert such unpaid balances. Additionally, the debt holder is entitled to warrants to purchase 15,000,000 shares of common stock at an exercise price of $1.09 per share. In accordance with Emerging Issues Task Force No. 00-27, the Company has determined the value of the convertible debenture and the fair value of the detachable warrants issued in connection with this debt. The estimated value of the warrants of $44,870 was determined using the Black-Scholes option pricing model under the following assumptions: life of 1 year, risk free interest rate of 3.5%, a dividend yield of 0% and volatility of 207%. The face amount of the debt of $150,000 was proportionately allocated to the convertible debt and the warrants in the amounts of $105,130 and $44,870, respectively. The value of the note was then allocated between the debt and the beneficial conversion feature, which attributed to $27,333 and $77,797, respectively. The combined total discount is $122,667, which is being amortized and treated as financing cost over the term of the convertible debt using the effective interest method. For the years ended December 31, 2005 and 2004, the Company has amortized a total of $66,126 and $5,602, respectively.

NOTE 6 - STOCK SUBSCRIPTIONS RECEIVABLE

As of December 31, 2005, stock subscriptions receivable totaling
$3,187,500 consist of three investors whereby approximately
163,846,000 shares of common stock had been issued related to these receivable balances. The Company's management has reviewed and evaluated these receivable balances and believes there is no collectibility issue with regards to such receivable.

NOTE 7 - STOCK COMPENSATION PLANS

(a) On July 1, 2001, the Company adopted a Non-Employee Directors and Consultants Retainer Stock Plan (the Company adopted Amendment No. 7 to this plan on July 13. 2005). The purposes of the plan are to enable the Company to promote its interests by attracting and retaining non-employee directors and consultants capable of furthering its business and by aligning their economic interests more closely with those of the Company's shareholders, by paying their retainer or fees in the form of shares of common stock. As of December 31, 2004, all 575,000,000 shares of common stock authorized under this plan have been registered as a result of various Forms S-8 filed with the Securities and Exchange Commission. 127,573,488 shares were issued under this plan during fiscal year 2005. As of December 31, 2005, there were 220,000,000 shares of common stock remaining to be issued under this plan.

(b) On April 25, 2003, the Company adopted a Stock Incentive Plan (the Company adopted Amendment No. 4 to this plan on July 13, 2005). This plan is intended to allow directors, officers, employees, and certain non-employees of the Company to receive options to purchase its common stock. The purpose of this plan is to provide these persons with equity-based compensation incentives to make significant and extraordinary contributions to the long-term performance and growth of the Company, and to attract and retain employees. As of December 31, 2004, all 600,000,000 shares of common stock authorized under this plan have been registered as a result of various Forms S-8 filed with the Securities and Exchange Commission. Options granted under this plan are to be exercisable at whatever price is established by the board of directors, in its sole discretion, on the date of the grant.

During 2003, the Company granted options for 25,000,000 shares to two non-employee consultants (one at an exercise price equal to 75% of the market price on the date of exercise and the other at 50% of the market price on the date of exercise), all of which were exercised in 2004. During August 2004, the Company granted options for 42,042,294 shares to three non-employee consultants (at an exercise price equal to 50% of the market price on the date of exercise), all of which were exercised in 2004. During December 2004, the Company granted options for 30,000,000 shares to eight non-employee consultants (at an exercise price equal to 50% of the market price on the date of exercise), none of which have been exercised as of December 31, 2005. During 2005, the Company granted options for 540,000,000 shares to various consultants (at an exercise price equal to 50% of the market price on the date of exercise), all of which were exercised in 2005 resulting in proceeds to the Company of $3,032,000. As of December 31, 2005, there were options for 30,000,000 shares that remain unexercised, which result in 30,000,000 shares remaining to be issued under this plan.

(c) The Company has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Therefore, the Company continues to account for stock-based compensation under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the stock based compensation been determined based upon the fair value of the awards at the grant date consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share would not have been changed. With respect to options granted to outside consultants, the Company uses the Black- Scholes method of calculating the fair value for purposes of recording compensation. Because the eventual exercise price of the options was so much higher than the market price of the stock on the grant date, there is no value to assign to the options, and no compensation has been recognized.

NOTE 8 - SUBSEQUENT EVENTS

On January 6, 2006, the Company adopted the 2006 Non-Employee
Directors and Consultants Retainer Stock Plan, which registered
150,000,000 shares under a Form S-8 filed on January 17, 2006. Also, on that date, the Company adopted the 2006 Stock Incentive Plan, which registered 250,000,000 shares under that Form S-8.

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee                       $ 8,595.37
Accounting fees and expenses                10,000.00*
Legal fees and expenses                     35,000.00*
Miscellaneous                                5,000.00
                               TOTAL       $58,595.37*
                                                  ===========

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     On March 13, 2003, GameZnFlix issued 1,000,000 restricted shares of common stock to Mr. Sawaqed as compensation for his work for the company in 2002, valued at a total of $1,000 ($0.001 per share). On March 17, 2003, GameZnFlix issued 100,000,000 and 1,000,000 restricted shares of common stock , respectively, to Mr. Fleming and Mr. Crist as compensation for their work for the company in 2002, valued at a total of $101,000 ($0.001 per share). All these shares were accrued on the financial statements of GameZnFlix for the fiscal year ended December 31, 2002 since the services were rendered during that year.

     During the quarter ended March 31, 2003, GameZnFlix issued a total of 27,889,801 shares of common stock to a total of 64 individuals and companies (a majority of which are accredited investors) in connection with the acquisition of all the issued and outstanding common stock of Naturally Safe Technologies, Inc. under an acquisition agreement dated October 31, 2002. These shares were accrued during the fiscal year ended December 31, 2002 since this transaction closed during that year.

     On September 24, 2003, GameZnFlix acquired VeeGeeZ.com, LLC, a
California limited liability company. The companies agreed to exchange 14,000,000 shares of their common stock on a 1-for-1 basis, with the total market value of $39,000 ($0.00279 per share). GameZnFlix issued its 14,000,000 shares to the two principals of that firm on October 1, 2003.

     Between October 30, 2003 and December 30, 2003, GameZnFlix sold a total of 7,007,595 shares to four investors (two accredited and two non-accredited) for a total consideration of $92,500 (prices ranging from $0.014 to $0.02 per share). This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in this transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.
The sale of these securities were made without general solicitation or advertising.

     From November 29, 2003 to September 1, 2004, GameZnFlix sold a total of 18,281,636 shares of common stock in a private placement to a total of 112 investors (89 of who are accredited) for a total consideration of $641,285 (average of $0.0338 per share). This offerings and sale was deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, 23 of which were unaccredited and 89 were accredited investors. Transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that each of the 89 accredited investors were accredited or sophisticated investors. Further, each of the investors represented to us that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Golden Gate Investors, Inc. ("Golden Gate") on November 11, 2004 for the sale of (i) $150,000 in convertible debentures and (ii) warrants to buy 15,000,000 shares of our common stock. In January 2006, we entered into an amendment of the Securities Purchase Agreement with Golden Gate in which the debenture was increased to $300,000 and we issued an additional 15,000,000 warrants to purchase shares of common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants. The investors provided us with an aggregate of $300,000 as follows:

     - $100,000 was disbursed to us in November 2004;
     - $50,000 has been retained for services provided to our company by various professionals, which was disbursed upon effectiveness of the prior registration statement; and
     - $150,000 was disbursed in January 2006.

     As of March 20, 2005, $203,391 of the convertible debenture was still outstanding and 20,339,100 shares of common stock were still issuable upon exercise of the warrants.

The debentures bear interest at 4 3/4%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the dollar amount of the debentures being converted multiplied by 110, less the product of the conversion formula multiplied by 100 times the dollar amount of the debenture being converted, which is divided by the conversion formula. The conversion formula for the convertible debentures is the lesser of (i) $0.20, (ii) eighty two percent of the average of the thee lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or
(iii) eighty two percent of the volume weighted average price on the trading day prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. However, in the event that our market price is less than $.005, we will have the option to prepay the debenture at 150% rather than have the debenture converted. If we elect to prepay the debenture, Golden Gate may withdraw its conversion notice. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder.

     The warrant is exercisable into 20,339,100 shares of common stock at an exercise price of $1.09 per share. As a result, if Golden Gate elects to convert a portion of the convertible debenture, it must also exercise a pro-rata portion of the warrant at the same time regardless of the fact that the warrant is exercisable at $1.09 per share and our market price as of March 20, 2006 is $.01.

     For example, if Golden Gate elects to convert $2,500 of the convertible debenture, this would result in the issuance of 47,659,408 shares of common stock based on a current conversion price of $0057. However, Golden Gate will not be entitled to convert the convertible debenture unless it also exercises the a pro rata portion of the warrant. In this situation, Golden Gate will be required to exercise approximately 248,137 warrants at an exercise price of $1.09 resulting in $270,469 in funding for our company.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common stock.

     In accordance with Emerging Issues Task Force No. 00-27, we have determined the value of the convertible debenture and the fair value of the detachable warrants issued in connection with this debt. The estimated value of the warrants of $44,870 was determined using the Black-Scholes option pricing model under the following assumptions:

     - life of 1 year;
     - risk free interest rate of 3.5%;
     - a dividend yield of 0%; and
     - volatility of 207%.

     The face amount of the debt of $150,000 initially incurred was proportionately allocated to the convertible debt and the warrants in the amounts of $105,130 and $44,870, respectively. The value of the note was then allocated between the debt and the beneficial conversion feature, which attributed to $27,333 and $77,797, respectively. The combined total discount is $122,667, which is being amortized and treated as financing cost over the term of the convertible debt using the effective interest method. For the years ended December 31, 2005 and 2004, we amortized a total of $66,126 and $5,602, respectively.

     From January 24, 2005 to March 17, 2005, the Company issued options to purchase 20,000,000 shares of common stock under our Stock
Incentive Plan to Anne Morrison, an employee, and 40,000,000 shares of common stock to Scott Elliot, a consultant of the Company. These options, which are exercisable into free trading shares of common stock under that plan, are exercisable for a period of ten years after the grant at $0.01 per share. All these options were exercised during the quarter.

     On January 25, 2005, the Company issued a total of 11,800,000 shares of common stock in settlement of debts owed to the Company's former advertising agency, AdSouth Partners, Inc. These shares had a total value of $118,000, or $0.01 per share.

     On March 9, 2005, the Company issued a total of 2,000,000 shares of common stock to three consultants for services rendered to the Company. These shares were valued at a total of $28,000, or $0.014 per share.

     On March 9, 2005, the Company issued 20,000,000 shares of common stock to Donald Gallent, the Company's president, as an incentive for assuming his role with the Company. These shares were valued at $140,000, or $0.007 per share.

     On April 29, 2005, GameZnFlix issued 3,000,000 shares of common stock to Newbridge Securities in consideration of $300 pursuant to a contract entered in 2003. Such shares were issued as restricted securities.

     On July 11, 2005, the Company issued to total of 30,000,000 shares of common stock to five employees of the Company as a bonus. This stock had a total valuation of $150,000 ($0.005 per share).

     Between July 11, 2005 and August 26, 2005, the Company issued options to purchase a total of 110,000,000 shares of common stock under its Stock Incentive Plan to two consultants of the Company. These options, which are exercisable into free trading shares of common stock under that plan, are exercisable for a period of ten years after the grant at prices ranging from $0.001 to $0.0023 per share. These options were valued at a total of $175,000 ($0.00159 per share).

     Between October 21, 2005 and December 2, 2005, the Company granted options to purchase a total of 200,000,000 shares of common stock under its Stock Incentive Plan to two consultants of the Company.
These options, which are exercisable into free trading shares of common stock under that plan, are exercisable for a period of ten years after the grant at prices ranging from $0.004575 to $0.00975 per share. These options were valued at a total of $1,365,000 ($0.006825 per share).

     On October 24, 2005, the Company sold 100,000,000 shares of common stock to a European investor for $3,000,000 ($0.03 per share).

     On November 28, 2005, the Company issued a total of 5,000,000 shares to a total of five employees of the Company as an incentive. These shares were valued at a total of $5,000 ($0.001 per share).

     * Unless otherwise noted, all of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS.

     The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean GameZnFlix,
Inc., a Nevada corporation.

Exhibit #       Exhibit Name

2.1 Agreement and Plan of Merger between the Registrant and Syconet.com, Inc., a Delaware corporation, dated December
        1, 2001 (incorporated by reference to Exhibit 2.2 of the Form 10-KSB filed on April 15, 2003).

2.2 Acquisition Agreement between the Registrant and shareholders of AmCorp Group, Inc., dated September 13,
        2002 (incorporated by reference to Exhibit 2 of the Form 8-K filed on September 23, 2002).

2.3 Acquisition Agreement between the Registrant and shareholders of Naturally Safe Technologies, Inc., dated
        October 31, 2002 (incorporated by reference to Exhibit 2 of the Form 8-K filed on November 13, 2002).

2.4 Acquisition Agreement between the Registrant and shareholders of Veegeez.com, LLC, dated September 25, 2003 (incorporated by reference to Exhibit 2 of the Form 8-K filed on October 9, 2003).

3.1     Articles of Incorporation, dated December 19,
        2001(incorporated by reference to Exhibit 3.1 of the Form
        10-KSB filed on April 15, 2003).

3.2 Certificate of Amendment to Articles of Incorporation, dated November 21, 2002 (incorporated by reference to Exhibit 3.2 of the Form 10-KSB filed on April 15, 2003).

3.3 Certificate of Amendment to Articles of Incorporation, dated March 5, 2003 (incorporated by reference to Exhibit
        3.3 of the Form 10-KSB filed on April 15, 2003).

3.4 Certificate of Amendment to Articles of Incorporation, dated July 11, 2003 (incorporated by reference to Exhibit
        3.4 of the Form 10-QSB filed on August 20, 2003).

3.5 Certificate of Amendment to Articles of Incorporation, dated January 26, 2004 (incorporated by reference to Exhibit 3.5 of the Form 10-KSB filed for the year ended
        December 31, 2003 on April 19, 2004).

3.6 Certificate of Amendment to Articles of Incorporation, dated December 16, 2004 (incorporated by reference to Exhibit 3 of the Form 8-K filed on December 21, 2004).

3.7 Bylaws (incorporated by reference to Exhibit 3.2 of the Form 10-SB filed on January 25, 2000).

3.8 Certificate of Amendment to Articles of Incorporation, dated July 2005 (incorporated by reference to Exhibit 3 of the Form 8-K filed on July 22, 2005).

3.9     Certificate of Amendment to Articles of Incorporation, dated
        March 2006 (incorporated by reference to Exhibit 3 of the Form 8-K filed on March 27, 2006).

4.1 Specimen Common Stock Certificate (incorporated by reference to Exhibit 4 of the Form 10-SB/A filed on March
        21, 2000).

4.2     1997 Incentive Compensation Program, as amended
        (incorporated by reference to Exhibit 10.1 of the Form SB-2 POS filed on August 28, 2000).

4.3 Common Stock Purchase Warrant issued to Alliance Equities, Inc., dated May 21, 2000 (incorporated by reference to
        Exhibit 4.1 to the Form SB-2 filed on June 2, 2000).

4.4 Form of Redeemable Common Stock Purchase Warrant to be issued to investors in the private placement offering, dated January 27, 2000 (incorporated by reference to Exhibit 4.2 to the Form SB-2/A filed on June 27, 2000).

4.5     Redeemable Common Stock Purchase Warrant issued to
        Diversified Leasing Inc., dated May 1, 2000 (incorporated by reference to Exhibit 4.3 of the Form SB-2/A filed on June 27, 2000).

4.6     Redeemable Common Stock Purchase Warrant issued to
        John P. Kelly, dated August 14, 2000 (incorporated by reference to Exhibit 4.4 of the Form SB-2 POS filed on August 28, 2000).

4.7     Redeemable Common Stock Purchase Warrant for Frank
        N. Jenkins, dated August 14, 2000 (incorporated by reference to Exhibit 4.5 of the Form SB-2 POS filed on August 28, 2000).

4.8     Redeemable Common Stock Purchase Warrant for
        Ronald Jenkins, dated August 14, 2000 (incorporated by reference to Exhibit 4.6 of the Form SB-2 POS filed on August 28, 2000).

4.9 Non-Employee Directors and Consultants Retainer Stock Plan, dated July 1, 2001 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on February 6, 2002).

4.10    Consulting Services Agreement between the Registrant and
       Richard Nuthmann, dated July 11, 2001 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on February 6, 2002).

4.11   Consulting Services Agreement between the Registrant and
       Gary Borglund, dated July 11, 2001 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on February 6, 2002).

4.12   Consulting Services Agreement between the Registrant and
       Richard Epstein, dated July 11, 2001 (incorporated by reference to Exhibit 4.4 of the Form S-8 filed on February 6, 2002).

4.13 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan, dated July 1, 2002 (incorporated by reference to Exhibit 4 of the Form S-8 filed on July 30, 2002).

4.14 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 2), dated April 25, 2003 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on May 12, 2003).

4.15 Stock Incentive Plan, dated April 25, 2003 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on May 12, 2003).

4.16 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 3), dated August 17, 2003 (incorporated by reference to Exhibit 4 of the Form S-8 POS filed on September 3, 2003).

4.17 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 4), dated November 17,
       2003 (incorporated by reference to Exhibit 4.1 of the Form S-8 POS filed on December 9, 2003).

4.18 Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan (Amendment No. 5), dated May 20, 2004
       (incorporated by reference to Exhibit 4 of the Form S-8 POS filed on May 25, 2004).

4.19 Amended and Restated Stock Incentive Plan, dated August 23, 2004 (incorporated by reference to Exhibit 4 of the Form S-8 POS filed on August 31, 2004).

4.20   Securities Purchase Agreement between the Registrant and
       Golden Gate Investors, Inc., dated November 11, 2004
       (incorporated by reference to Exhibit 4.1 of the Form 8-K filed on November 29, 2004).

4.21 Warrant to Purchase Common Stock issued by the Registrant in favor of Golden Gate Investors, Inc., dated November 11, 2004 (incorporated by reference to Exhibit 4.2 of the Form
       8-K filed on November 30, 2004).

4.22   Registration Rights Agreement between the Registrant and
       Golden Gate Investors, Inc., dated November 11, 2004
       (incorporated by reference to Exhibit 4.3 of the Form 8-K filed on November 29, 2004).

4.23 Addendum to Convertible Debenture and Securities Purchase Agreement between the Registrant and Golden Gate Investors, Inc., dated November 17, 2004 (incorporated by reference to
       Exhibit 4.4 of the Form 8-K filed on November 29, 2004).

4.24 Addendum to Convertible Debenture and Securities Purchase Agreement between the Registrant and Golden Gate Investors, Inc., dated December 17, 2004 (incorporated by reference to
       Exhibit 4.5 of the Form 8-K/A filed on January 18, 2005).

4.25   4 3/4 % Convertible Debenture issued to Golden Gate
       Investors, Inc. (incorporated by reference to Exhibit 4.25 of The Form SB-2 filed on May 5, 2005).

4.26   Addendum to Convertible Debenture and Warrant to Purchase
       Common Stock dated January 2006

5.1 Opinion of Brian F. Faulkner, a Professional Law Corporation (filed herewith)

10.1 Employment Agreement between the Registrant and Gary Hohman, dated October 1, 2004 (incorporated by reference to Exhibit 10 of the Form 8-K filed on October 8, 2004).

10.2   Employment Agreement between the Company and John J.
       Fleming, dated September 25, 2005. (incorporated by reference the Form 8-K filed on September 28, 2005)

10.3   Employment Agreement between the Company and Donald N.
       Gallent, dated September 25, 2005. (incorporated by reference the Form 8-K filed on September 28, 2005)

10.4   Services  Agreement  between  the Company and Circuit
       City Stores,
       Inc., dated  October  4, 2005 (including Exhibit
       A: Standard Terms
       and Conditions; and Exhibit C: Test Locations)
       (excluding ExhibitB: Service and Fee Schedule) (incorporated by reference to Exhibit 10 of the Form 8-K filed on October 6, 2005).

10.5   Amendment #1 to Services Agreement between  the
       Company and Circuit City Stores dated December 28, 2005 (incorporated by reference to Exhibit 10.2 of the Form 8-K filed on January 5, 2006).

10.6   Consulting Services Agreement between the Company and
       De Joya & Company, Inc., dated July 9, 2004 (incorporated by reference to Exhibit 10.1 of the Form 10-KSB filed on February 1, 2006).

10     Co-Marketing Agreement between the Company and Circuit City
       Stores, Inc., dated March 22, 2006 (including Exhibit B: Rollout Schedule) (excluding Exhibit A: Description of Services and Fee Schedule; Exhibit C: GNF Licensed Marks; and Exhibit D: Circuit City Licensed Marks) (incorporated by reference to Exhibit 10 of the Form 8-K filed on March 27, 2006).

16.1 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on August
       24, 2001).

16.2 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on March 7, 2002).

16.3 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on November 5, 2002).

16.4 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on April 29, 2003).

16.5 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K/A filed on January 21, 2004).

16.6 Letter on Change in Certifying Accountant (incorporated by reference to Exhibit 16 of the Form 8-K filed on January 1, 2006).

21. Subsidiaries of the Registrant. (Incorporated by referenced to Exhibit of the Form SB-2 filed on January 20, 2005).

23.1   Consent of Child, Van Wagoner & Bradshaw, PLLC (filed herewith)

23.2   Consent of Brian F. Faulkner, a Professional Law
       Corporation (filed herewith)

99.1   Patent issued to Donald V. Duffy, Jr., dated October 17,
       2000 (incorporated by reference to Exhibit 99.2 of the Form 10-KSB filed on April 15, 2003).

99.2 Text of Press Release Issued by GameZnFlix, dated September 30, 2004 (incorporated by reference to Exhibit 99 of the Form 8-K filed on October 8, 2004).

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

        (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

        (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
(iii)	The portion of any other free writing prospectus relating
to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

        (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Franklin, State of Kentucky, on March 30, 2006.

                                       GAMEZNFLIX, INC.



                                       By: /s/ John Fleming
                                       John Fleming, CEO, Secretary
                                       and Chairman

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                   TITLE                                  DATE

/s/ John Fleming            Chief Executive Officer,            March 30, 2006
John Fleming                Secretary and Chairman

/s/ Arthur de Joya          Chief Financial Officer and         March 30, 2006
Arthur de Joya              Principal Accounting Officer

/s/ Donald N. Gallent       President and Director              March 30, 2006
Donald N. Gallent

Mark Crist                  Director                            March 30, 2006
Mark Crist